UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

KINETIC CONCEPTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KINETIC CONCEPTS, INC. 8023 Vantage Dr. San Antonio, Texas 78230 www.kci1.com

To our Shareholders:

I am pleased to invite you to attend the 2007 annual meeting of shareholders of Kinetic Concepts, Inc., to be held on May 22, 2007 at 8:30 a.m. CDT at the San Antonio Marriott Hotel Northwest, 3233 N.W. Loop 410, San Antonio, Texas 78213.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote by mailing a proxy card according to the instructions enclosed. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of the voting options.

Thank you for your ongoing support of and continued interest in KCI.

Sincerely,

Ronald W. Dollens Chairman of the Board of Directors
April 27, 2007

2007 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

KINETIC CONCEPTS, INC.
8023 Vantage Drive
San Antonio, Texas 78230

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2007

TIME:	8:30 a.m. CDT
PLACE:	San Antonio Marriott Hotel Northwest 3233 N.W. Loop 410 San Antonio, Texas 78213
ITEMS OF BUSINESS:	• To elect one Class A director for a one-year term and four Class C directors for a three-year term.
• To ratify the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2007.
• To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
RECORD DATE:	Shareholders of record of Kinetic Concepts, Inc. at the close of business on April 23, 2007 are entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof.
VOTING BY PROXY:

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by mail according to the instructions enclosed.

By Order of the Board of Directors

Stephen D. Seidel Senior Vice President, General Counsel and Secretary
San Antonio, Texas April 27, 2007

KINETIC CONCEPTS, INC.

8023 Vantage Drive
San Antonio, Texas 78230

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by Kinetic Concepts, Inc. (“KCI,” the “Company,” “we” or “us”) on behalf of the Board of Directors for the 2007 annual meeting of shareholders to be held on May 22, 2007, beginning at 8:30 a.m. CDT, at the San Antonio Marriott Hotel Northwest, 3233 N.W. Loop 410, San Antonio, Texas 78213, and at any adjournment or postponement of the annual meeting. The Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about April 27, 2007.

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Annual Meeting Business

At our annual meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the following proposals:

•       the election of one Class A director for a one-year term and four Class C directors for a three-year term;

•       the ratification of the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2007; and

•       to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

In addition, our management will report on our performance during fiscal 2006 and respond to questions from shareholders.

Shares to be Voted

You may vote all shares of KCI common stock owned by you as of the close of business on the record date, April 23, 2007. These shares include (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of common stock owned by you entitles you to cast one vote on each matter to be voted upon.

Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by KCI. As the shareholder of record, you have the right to grant your voting proxy directly to the proxies designated in the accompanying proxy card or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use. If you choose to vote in person at the annual meeting, please bring the enclosed proxy card or other proof of identification.

Beneficial Owner

If you hold shares in a stock brokerage account or through a bank or other nominee, the shares are held in “street name” and you are considered the beneficial owner of the shares. These proxy materials are being forwarded to you by your broker, bank or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SHARES HELD BENEFICIALLY IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

Voting by Proxy

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by signing your proxy card or, for shares held in street name, the voting instruction card included and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct.

If you receive more than one proxy card or voting instruction, it means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Changing Your Vote or Revoking Your Proxy

If you are a shareholder of record, you may revoke your proxy or change your vote at any time prior to the close of voting at the annual meeting by filing a notice of revocation or by submitting a duly executed proxy bearing a later date with American Stock Transfer and Trust Company at 6201 15th Avenue, Brooklyn, New York 11219, Attention: Proxy Department, or with our Corporate Secretary at 8023 Vantage Dr., San Antonio, Texas 78230. You may also revoke your proxy or change your vote by attending the meeting and voting in person. You may obtain a new proxy card by contacting American Stock Transfer and Trust Company shareholder services at 1-800-937-5449 or by attending the meeting in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy or change your vote by following the instructions provided by your broker, bank or nominee.

Quorum Requirements

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting the annual meeting to conduct its business. At the close of business on the record date, 71,169,978 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of determining whether a quorum is present.

Board Recommendations

Unless you give other instructions via your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The Board of Directors’ recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

•       “FOR” the election of each of our nominees to the Board of Directors; and

•       “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2007.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

Required Votes

Directors are elected by a plurality of the shares present in person or represented by proxy and entitled to vote, and the director nominees receiving a plurality of the votes cast at the annual meeting, up to the number of directors to be elected, will be elected. Although abstentions are counted as shares present and entitled to be voted, abstentions will have no effect on the election of directors.

The proposal for ratification of the appointment of auditors will require the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote. In determining whether this proposal received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal.

Stephen D. Seidel, Senior Vice President, General Counsel and Secretary, will tabulate the votes and act as the inspector of election. We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2007.

Admission to the Meeting

You will be admitted to the meeting only if you are listed as a shareholder of record or a beneficial owner as of the close of business on April 23, 2007 and bring proof of identification. If you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker, bank or nominee or a copy of a brokerage statement showing your share ownership as of April 23, 2007.

Shareholder Proposals

For a shareholder’s proposal to be included in our Proxy Statement for the 2008 annual meeting of shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by our Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230 not later than December 27, 2007. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered timely, our By-laws require that such proposals must be submitted to our Corporate Secretary, not later than January 23, 2008 and not earlier than December 24, 2007, unless the annual meeting is called for a date earlier than April 22, 2008 or later than July 31, 2008, in which case such proposal must be received not earlier than 150 days prior to such annual meeting and may not be received later than 120 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is such made, whichever occurs last.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Board of Directors

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Director	Audit and Compliance Committee		Nominating and Governance Committee		Compensation Committee
Ronald W. Dollens, Chairman of the Board					X
James R. Leininger, M.D., Chairman Emeritus
Catherine M. Burzik
John P. Byrnes	X		X
Woodrin Grossman	X	*
Harry R. Jacobson, M.D.	X
N. Colin Lind					X
David J. Simpson
C. Thomas Smith			X		X	*
Donald E. Steen			X	*

X                 Committee member

*                    Committee Chairman

Director Independence

The Board of Directors has adopted a Director Independence Criteria applicable to all directors, which include all elements of independence set forth in the New York Stock Exchange standards. Unless a director has some other material relationship with KCI, a director will be deemed independent if during the past year, and during the three years preceding the date on which such determination is made:

•       KCI has not employed and is not currently employing the director or any of his or her immediate family members;

•       the director has not been employed and is not currently employed in a professional capacity by, or affiliated with, KCI’s internal or external auditors, nor has any of the director’s immediate family members been so employed or affiliated;

•       neither the director, nor any of his or her immediate family members, has received more than $100,000 in any twelve month period in direct compensation from KCI (other than director and committee fees and pension or other forms of deferred compensation for prior service that are not contingent in any way on continued services);

•       neither the director, nor any of his or her immediate family members, has been employed or is currently employed as an executive officer of another company where any of KCI’s present executive officers served or serves at the same time on such other company’s compensation committee or an equivalent committee;

•       the director has not (directly or indirectly as a partner, shareholder or officer of another corporation or other entity) provided, nor is the director currently providing, paid consulting, legal or financial advisory services to KCI or KCI’s present or former internal or external auditors;

•       the director has not been and is not currently an executive officer or an employee, and no immediate family member of the director has been an executive officer, of a company that makes payments to, or receives payments from, KCI for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•       the director has not served and is not serving as an executive officer of a charitable organization to which contributions by KCI in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

The Director Independence Criteria is available in the Investor Relations section of our website at www.kci1.com. A copy may also be obtained upon request from our corporate secretary.

In accordance with New York Stock Exchange rules, the Board affirmatively determines the independence of each director and nominee for election as a director pursuant to our Director Independence Criteria. Based on these standards, our Board of Directors has reviewed the independence of each director and the Board affirmatively determined that all of the directors are independent with the exception of Ms. Burzik, Dr. Leininger and Mr. Simpson. The Board determined that: (1) Ms. Burzik is not independent because of her employment with KCI as Chief Executive Officer; (2) Dr. Leininger may not be independent because of his prior service to KCI and his direct, ongoing working relationship with management onsite at the corporate headquarters; and (3) Mr. Simpson may not be independent because an immediate family member is employed by KCI’s external auditors.

2006 Board Meetings

During the fiscal year ended December 31, 2006, the Board of Directors held seventeen meetings. Each Board member attended 75% or more of the aggregate meetings of the Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. KCI does not have a policy on director attendance at the annual meeting of shareholders, and nine directors attended the 2006 annual meeting of shareholders of KCI.

Executive Sessions of Independent Directors

At each regularly scheduled board meeting, the non-management directors meet in an executive session without management to discuss the affairs of KCI. Ronald W. Dollens, Chairman of the Board, presides over the executive sessions of our Board’s non-management directors.

Communicating with the Board of Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. All correspondence should be addressed to the Board of Directors or any individual director, group of directors or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 8023 Vantage Dr., San Antonio, Texas 78230. Those wishing to communicate with the director presiding over non-management executive sessions or non-management directors as a group may do so by sending correspondence to the same address.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which set forth the principles by which the Board manages the affairs of KCI. The Board of Directors has also adopted the following three codes of ethics:

•       Directors’ Code of Business Conduct and Ethics;

•       Code of Ethics for Chief Executive and Senior Financial Officers; and

•       Officers’ and Employees’ Corporate Code of Conduct and Ethics.

Copies of each of these policies are available on our web site at www.kci1.com, and may be obtained free of charge by request in writing to the Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230. We intend to post on our web site any material changes to, or waiver from our code of business conduct and ethics, if any, within four business days of such event.

Board Committees

The Board of Directors has an Audit and Compliance Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee is governed by a charter, a current copy of which is available on our corporate website at www.kci1.com. Copies of the charters are also available in print to shareholders upon request, addressed to the Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230.

Audit and Compliance Committee

The Audit and Compliance Committee reviews our internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors.

During 2006, the members of the Audit and Compliance Committee were Woodrin Grossman (Chairman), John P. Byrnes and Harry R. Jacobson. Each of the members of the Committee is an independent director in accordance with SEC rules, NYSE listing standards and KCI’s Director Independence Criteria. Our Board of Directors has determined that Mr. Grossman, the current Chairman of our Audit and Compliance Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations. The Audit and Compliance Committee held twelve meetings during the fiscal year ended December 31, 2006.

Compensation Committee

The Compensation Committee reviews and recommends to the Board of Directors certain salaries, benefits and equity grants to employees, consultants, directors and other individuals compensated by KCI. The Compensation Committee also oversees our equity plans and other employee benefit plans.

During 2006, the members of the Compensation Committee were C. Thomas Smith (Chairman), Ronald W. Dollens and N. Colin Lind, each of whom is an independent director under the NYSE listing standards and KCI’s Director Independence Criteria. The Compensation Committee held eight meetings during the fiscal year ended December 31, 2006.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of KCI; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition, procedures and compensation; developing and recommending to the Board a set of corporate governance principles applicable to KCI and overseeing corporate governance matters generally; and overseeing the annual evaluation of the Board and KCI’s management.

During 2006, the members of the Nominating and Governance Committee were Donald E. Steen (Chairman), C. Thomas Smith and John P. Byrnes. Each of the current members of the Committee is an independent director under the NYSE listing standards and KCI’s Director Independence Criteria. The Nominating and Governance Committee met four times during the fiscal year ended December 31, 2006.

The Nominating and Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the following information: the name of the shareholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of KCI and the person’s written consent to be named as a director if selected by the Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230, and must be received by the Corporate Secretary within the time periods described under the heading “Shareholder Proposals,” above.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of KCI are that a nominee for director must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of KCI and have a reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of KCI’s business environment, and willingness to devote adequate time and effort to Board responsibilities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and KCI.

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Certifications

On June 26, 2006, KCI filed with the New York Stock Exchange the Annual Written Affirmation and the Chief Executive Officer Certification required under NYSE rules. On February 23, 2007, KCI filed with the Securities and Exchange Commission (the “SEC”) the Sarbanes-Oxley Act Section 302 Certifications as exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Our By-laws authorize the Board of Directors to establish the number of directors serving on the Board. Our Board of Directors is currently comprised of ten directors. Our By-laws divide the Board of Directors into three classes—Class A, Class B and Class C—with members of each class serving staggered three-year terms. One class of directors is elected by the shareholders at each annual meeting to serve a three-year term and until their successors are duly elected and qualified. The Class C nominees will stand for reelection or election at this year’s annual meeting. In addition, the Board nominated David J. Simpson to stand for election as a Class A director at the 2007 annual meeting. The Class A directors will stand for reelection or election at the 2008 annual meeting and the Class B directors will stand for reelection or election at the 2009 annual meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holders may determine. We are not aware of any nominee who will be unable to serve, or for good cause, will not serve, as a director.

The names of the nominees for election at the annual meeting and of the incumbent Class A and Class B directors and our executive officers, and certain information about them as of April 27, 2007, are set forth below:

Directors and Executive Officers

Name	Age	Occupation/Position Held With Us
Nominees for Class C directors:
Catherine M. Burzik	56	Director, President and Chief Executive Officer
Ronald W. Dollens	60	Director, Chairman of the Board
John P. Byrnes	48	Director
Harry R. Jacobson, M.D.	59	Director
Nominee for Class A director:
David J. Simpson	60	Director
Incumbent Class A directors:
James R. Leininger, M.D.	62	Director, Chairman Emeritus
Woodrin Grossman	62	Director
Incumbent Class B directors:
N. Colin Lind	51	Director
C. Thomas Smith	69	Director
Donald E. Steen	60	Director
Executive Officers:
Michael J. Burke	59	Sr. Vice President, Manufacturing and Quality
Mark B. Carbeau	46	President, KCI USA
R. James Cravens	43	Sr. Vice President, Human Resources
Christopher M. Fashek	57	Vice Chairman, KCI USA
Todd M. Fruchterman, M.D., Ph.D.	37	Sr. Vice President, Global Research and Development & Chief Technology Officer
Steven J. Hartpence	58	Sr. Vice President, Business Systems
Martin J. Landon	47	Sr. Vice President, Chief Financial Officer
Jörg W. Menten	49	President, KCI International
Stephen D. Seidel	50	Sr. Vice President, General Counsel and Secretary
Lynne D. Sly	46	President, KCI Therapeutic Surfaces

Catherine M. Burzik joined KCI as Director, President and Chief Executive Officer in November of 2006. Ms. Burzik previously served as the President of Applied Biosystems Group, a unit of Applera Corporation and a provider of tools for the life sciences, from August 2004, and Executive Vice President of Applied Biosystems Group from September 2003 to August 2004. Ms. Burzik also served as Senior Vice President of Applera Corporation from August 2004 to October 2006. Prior to Applied Biosystems, Ms. Burzik was President of Ortho-Clinical Diagnostics, Inc., a subsidiary of Johnson & Johnson that provides instruments, assays and consumables to the clinical laboratory and transfusion medicine markets, from 1998 to 2003, and General Manager of Johnson & Johnson’s Critikon business, a provider of medical equipment, from 1997 to 1998. Prior to that, Ms. Burzik was employed by Eastman Kodak Company, a leading international provider of imaging products and services, where she held various operations and marketing positions over 20 years. Ms. Burzik currently serves on the board of directors of Bausch & Lomb and the board of trustees of Canisius College.

Ronald W. Dollens became a director in 2000 and currently serves as Chairman of the Board. Mr. Dollens is retired as President and Chief Executive Officer of Guidant Corporation, a corporation that pioneers lifesaving technology for millions of cardiac and vascular patients worldwide. He served in that capacity from 1994 to 2005. Previously, he served as President of Eli Lilly and Company’s Medical Devices and Diagnostics Division from 1991 until 1994. Mr. Dollens currently serves on the boards of ABIOMED, Inc., Eiteljorg Museum, Regenstrief Foundation, Alliance for Aging Research and Butler University.

John P. Byrnes became a director in 2003. He has served as Chief Executive Officer of Lincare Holdings Inc., a home health care company, since January 1997 and as a director of Lincare since May 1997. Mr. Byrnes was appointed Chairman of the Board of Lincare Holdings Inc. in March 2000. Mr. Byrnes has been President of Lincare since June 1996. Prior to becoming President, Mr. Byrnes served Lincare in a number of capacities over a ten-year period, including serving as Lincare’s Chief Operating Officer throughout 1996.

Harry R. Jacobson, M.D. became a director in June 2003. Dr. Jacobson is Vice Chancellor for Health Affairs of Vanderbilt University, Nashville, Tennessee, a position he has held since 1997. He served as a director of Renal Care Group from 1995 to March 2006 and was Chairman of the Board of Renal Care from 1995 to 1997. Dr. Jacobson currently serves as a director of Health Gate Data Corp. He also currently serves as Professor of Medicine at Vanderbilt University Medical Center, a position he has held since 1985.

David J. Simpson became a director in June 2003. Mr. Simpson served as Vice President, Chief Financial Officer and Secretary of Stryker Corporation, a worldwide medical products and services company from 1987 to 2002. He is currently Executive Vice President of Stryker Corporation. He had previously been Vice President and Treasurer of Rexnord Inc., a manufacturer of industrial and aerospace products and is currently a director of Regeneration Technologies, Inc.

James R. Leininger, M.D. is the founder of KCI and served as Chairman of the Board of Directors from 1976 until 1997. From January 1990 to November 1994, Dr. Leininger served as President and Chief Executive Officer of KCI. From 1975 until October 1986, Dr. Leininger was also a director of the Emergency Department of the Baptist Hospital System in San Antonio, Texas. Dr. Leininger serves on a number of boards of private companies and charitable foundations.

Woodrin Grossman became a director in November of 2005. Mr. Grossman has served as Senior Vice President—Strategy and Development of Odyssey HealthCare Inc. since January 2006. In June 2005, Mr. Grossman retired as partner and health care practice leader of PricewaterhouseCoopers after 37 years of service with the firm. With PricewaterhouseCoopers, Mr. Grossman served as the lead audit partner of audits of Fortune 500 and other companies, including some of the largest and most prominent investor-owned and tax-exempt health care providers and health insurers.

N. Colin Lind became a director in November 1997 pursuant to a voting agreement between KCI and various stockholders, including Blum Capital Partners, L.P., as a representative of Blum Capital Partners. Mr. Lind is the Managing Partner of Blum Capital Partners, L.P., a public strategic block and private equity investment firm he joined in 1986. Mr. Lind is currently a director of PRG-Schultz International and has previously been a director of three other public and seven venture capital-backed companies.

C. Thomas Smith became a director in May 2003. Prior to his retirement in April 2003, Mr. Smith served as Chief Executive Officer and President of VHA Inc., a member owned and member driven health care cooperative, since 1991. From 1977 to 1991, Mr. Smith was President of Yale-New Haven Hospital and President of Yale-New Haven Health Services Corp. From 1971 to 1976, he was Vice President and Executive Director of Hospitals and Clinics and a member of the board of trustees for Henry Ford Hospital in Detroit. From January 1987 until April 2003, Mr. Smith was a member of the VHA board. He also served on the boards of Novation, LLC and the Healthcare Leadership Council. Mr. Smith is a past Chairman of the American Hospital Association and the Council of Teaching Hospitals and a former member of the boards of the Association of American Medical Colleges, the International Hospital Federation, the Hospital Research and Educational Trust, the National Committee on Quality Healthcare, the Jackson Hole Group and Genentech, Inc. He also currently serves on the boards of InPatient Consultants Management, Horizon Health Corporation and CHG Healthcare Services, Inc.

Donald E. Steen became a director in 1998. Mr. Steen founded United Surgical Partners International, Inc. in February 1998 and served as its Chief Executive Officer until April 2004 and currently serves as Chairman of the board of United Surgical Partners. Mr. Steen has served as Chairman of the Board of AmeriPath, Inc. since April 2004 and as its Chief Executive Officer since July 2004. Mr. Steen served as President of the International Group of HCA from 1995 until 1997 and as President of the Western Group of HCA from 1994 until 1995. Mr. Steen founded Medical Care International, Inc., a pioneer in the surgery center business, in 1982.

Michael J. Burke joined KCI in September 1995 as Vice President, Manufacturing and Quality. Prior to joining KCI, Mr. Burke worked for Sterling Winthrop, Inc., a division of Eastman Kodak Company, for 25 years, where he served as Vice President, Manufacturing and as General Manager, Sterling Health HK/China.

Mark B. Carbeau joined KCI as President, KCI USA in October 2005. From December 2002 to September 2005, Mr. Carbeau served as founder and Managing Director of CM Partners, a corporate development and strategy consulting firm in Boston where he led the successful turnaround and expansion of several health care organizations as interim Chief Executive Officer and Chief Operating Officer. Prior to 2002, Mr. Carbeau served as Vice President, Corporate Development of OraPharma, Inc.

R. James Cravens joined KCI in July 2004 as Vice President, Human Resources. Prior to joining KCI, Mr. Cravens was Senior Vice President, Human Resources for VNU, Inc., a global media and information company. From 1995 to 2002, he held a number of roles with ACNielsen, where he most recently served as Senior Vice President and Chief Human Resources Officer. Mr. Cravens serves on the board of directors of the YMCA of Greater San Antonio.

Christopher M. Fashek joined KCI in February 1995 as President, KCI USA and was promoted to Vice Chairman, KCI USA in October 2005. Prior to joining KCI, he served as General Manager, New Zealand at Sterling Winthrop, a division of Eastman Kodak, from February 1993 to February 1995, and served as Vice President of Sales at Sterling Winthrop USA, a division of Eastman Kodak, from 1989 until February 1993. Mr. Fashek currently serves as an advisory board member of Network Consulting Information, is Vice Chairman of the World Craniofacial Foundation and a board member of Sleep Solutions, Inc.

Todd M. Fruchterman, M.D., Ph.D. joined KCI in July 2006 as Senior Vice President, Research and Development. In March 2007, Dr. Fruchterman was appointed Chief Technology Officer in addition to his role as Senior Vice President, Research and Development. Prior to joining KCI, Dr. Fruchterman served in a number of roles for Johnson & Johnson, where he most recently was responsible for the worldwide biosurgical development portfolio and directed worldwide biosurgical research and development for Johnson & Johnson’s Ethicon division. Prior to Johnson & Johnson, from June 2003 to July 2004, Dr. Fruchterman directed medical and strategic marketing at Schering-Plough Corporation for the worldwide hepatitis business. From May 2000 to March 2003, Dr. Fruchterman worked for Response Genetics, Inc., where, during his tenure, he held positions of President, Chief Executive Officer, and Chief Operating Officer.

Steven J. Hartpence joined KCI in October 2001 as Vice President, Reimbursement Systems and was promoted to Vice President, Business Systems in December 2002. Prior to joining KCI, Mr. Hartpence worked for Sigma Aldrich Corporation, a biochemical and organic chemical products company, for nine years, where he most recently served as Vice President, Engineering.

Martin J. Landon has served as Senior Vice President, Chief Financial Officer since December 2002. Mr. Landon joined KCI in May 1994 as Senior Director of Corporate Development and was promoted to Vice President, Accounting and Corporate Controller in October 1994. From 1987 to May 1994, Mr. Landon worked for Intelogic Trace, Inc., an independent computer maintenance company, where his last position was Vice President and Chief Financial Officer.

Jörg W. Menten joined KCI in July 2001 as President, KCI International. From August 1999 to June 2001, Mr. Menten was Chief Financial Officer of 4Sigma GmbH, a health care services venture in Hamburg, Germany. From April 1998 to July 1999, Mr. Menten was Executive Vice President, Finance and Controlling of F. Hoffman—LaRoche AG, a pharmaceutical company in Basel, Switzerland. Prior to April 1998, Mr. Menten was Chief Financial Officer of Boehringer Mannheim Group in Amsterdam, The Netherlands. Mr. Menten’s employment with the Company ends on April 30, 2007.

Stephen D. Seidel joined KCI in April 2005 as Senior Vice President, General Counsel and Secretary. Prior to joining KCI, Mr. Seidel served for eight years as Managing Director of Cox Smith Matthews Incorporated, a business and litigation law firm based in San Antonio, Texas. Mr. Seidel is the past chair and a member of the executive committee of the Greater San Antonio Chamber of Commerce. Mr. Seidel currently serves on the boards of directors of the Cancer Therapy and Research Center and the San Antonio March of Dimes.

Lynne D. Sly joined KCI in July of 2001 as Vice President, KCI USA Marketing and was promoted to President, Therapeutic Surfaces in December 2005. Effective May 1, 2007, Ms. Sly will also serve as interim President, KCI International. Ms. Sly oversees the Therapeutic Surfaces business, Acute Care and Extended Care National Accounts, and KCI Service Operations. Prior to KCI, Ms. Sly was employed with Roche Diagnostics for 19 years in various sales and marketing roles. She serves on the board of directors for Girls Inc., a nonprofit corporation.

Information about KCI’s corporate governance, codes of conduct, board committees, including the Audit and Compliance Committee and audit committee financial expert, and shareholder director nomination process is available under the heading “Corporate Governance and Board of Director Matters,” above.

Vote Required

Directors are elected by the holders of a plurality of the votes present in person or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the annual meeting (up to the number of directors to be elected) will be elected. Abstentions will not affect the outcome of the vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED BOARD NOMINEE.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit and Compliance Committee has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. Ernst & Young has audited our financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 31, 2007 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal. Broker-non-votes, if any, will have no effect.

Shareholder ratification of the selection of Ernst & Young as our independent auditors is not required by our By-laws or otherwise. However, the Board of Directors, upon recommendation of the Audit and Compliance Committee, is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit and Compliance Committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 15, 2007 for: (1) each director and nominee for director; (2) each of the executive officers, including those named in the 2006 Summary Compensation Table; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock. Percentage of beneficial ownership is based on 71,166,035 shares of our common stock outstanding as of April 15, 2007.

	Shares of Common Stock Beneficially Owned(1)
Name(2)	# of Shares	% of Class
AMVESCAP PLC and related parties(3) 30 Finsbury Square London EC2A 1AG, UK	13,607,332	19.12%
Blum Capital Partners, L.P. and related parties(4) 909 Montgomery Street, Suite 400 San Francisco, CA 94133	5,109,967	7.18%
Directors and Executive Officers
Ronald W. Dollens(5)	51,611	*
James R. Leininger, M.D.(6)	11,789,371	16.56%
Dennert O. Ware(7)	372,215	*
Catherine M. Burzik	108,800	*
John P. Byrnes(8)	92,526	*
Woodrin Grossman(9)	7,600	*
Harry R. Jacobson, M.D.(10)	41,135	*
N. Colin Lind(4)(11)	5,109,967	7.18%
David J. Simpson(12)	47,939	*
C. Thomas Smith(13)	30,946	*
Donald E. Steen(14)	48,280	*
Michael J. Burke(15)	130,517	*
Mark B. Carbeau(16)	42,745	*
R. James Cravens(17)	43,186	*
Christopher M. Fashek(18)	69,842	*
Todd M. Fruchterman, M.D., Ph.D.	18,170	*
Steven J. Hartpence(19)	35,851	*
Martin J. Landon(20)	251,094	*
Jörg W. Menten(21)	191,547	*
Stephen D. Seidel(22)	42,291	*
Lynne D. Sly(23)	46,111	*
Directors and Executive Officers as a Group(24)	18,571,744	25.87%
Total	32,179,076	44.83%

*                    Less than one percent (1%).

(1)          Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of April 15, 2007 are considered to be beneficially owned by such person. Unless otherwise indicated in the footnotes, the person or entity named has sole voting power and investment power with respect to all shares indicated.

(2)          Unless otherwise indicated the address of each individual listed in this table is c/o Kinetic Concepts, Inc., 8023 Vantage Drive, San Antonio, Texas 78230.

(3)          Information is based on the Schedule 13G/A filing made by AMVESCAP PLC on behalf of itself and its subsidiaries AIM Funds Management Inc. (“AIM Funds”), AIM Private Asset Management, Inc. (“AIM Private”), PowerShares Capital Management LLC (“PowerShares”), Stein Roe Investment Counsel, Inc. (“Stein Roe”) and Atlantic Trust Company, N.A. (“Atlantic”) on February 14, 2007. Sole voting and sole investment powers over 9,571,666 shares is held by AIM Funds, 302 shares by AIM Private, 102,954 by PowerShares, 81,860 by Stein Roe and 3,850,550 by Atlantic.

(4)          Shares of common stock held by Blum Capital Partners, L.P. and its related parties include (i) 3,196,201 shares owned directly by ten limited partnerships for which Blum Capital Partners, L.P. serves as the general partner and one entity for which Blum Capital Partners, L.P. serves as managing member, each of which have shared voting and dispositive powers with Blum Capital Partners, L.P. These shares may also be deemed to be owned indirectly by the following parties: (a) Blum Capital Partners, L.P. and (b) Richard C. Blum & Associates, Inc., the sole general partner of Blum Capital Partners, L.P. Richard C. Blum & Associates, Inc. and Blum Capital Partners, L.P. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein; (ii) 44,000 shares owned directly by two investment advisory clients for which Blum Capital Partners, L.P. serves as investment manager, each of which have designated investment and voting discretion to Blum Capital Partners, L.P. (iii)  500,452 shares owned directly by two limited partnerships for which Blum Strategic GP II, L.L.C. serves as the general partner of Blum Strategic Partners II, L.P. and as the managing limited partner of Blum Strategic Partners II GmbH & Co. KG. The shares owned by Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG may be deemed to be owned indirectly by Blum Strategic GP II, L.L.C. Blum Strategic GP II, L.L.C. disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein; (iv) 1,277,800 shares owned directly by Blum Strategic Partners III, L.P. The shares may also be deemed to be owned indirectly by (a) Blum Strategic GP III, L.P., the general partner of Blum Strategic Partners III, L.P., and (b) Blum Strategic GP III, L.L.C., the general partner of Blum Strategic GP III, L.P. Both Blum Strategic GP III, L.P. and Blum Strategic GP III, L.L.C. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein; (v) 76,300 shares owned directly by Saddlepoint Partners (Cayman), L.P. The shares may also be deemed to be owned indirectly by (a) Saddlepoint Partners GP, L.L.C., the general partner of Saddlepoint Partners (Cayman), L.P.; (b) Blum Capital Partners, L.P., the managing member of Saddlepoint Partners GP, L.L.C.; and (c) Richard C. Blum & Associates, Inc., the general partner of Blum Capital Partners, L.P. Saddlepoint Partners GP, L.L.C., Blum Capital Partners, L.P. and Richard C. Blum & Associates, Inc. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein; and (vi) 7,099 shares held by N. Colin Lind and 8,115 shares acquirable upon the exercise of options held by N. Colin Lind within 60 days.

(5)          Mr. Dollens’ common stock holdings include 10,174 shares acquirable upon the exercise of options.

(6)          Shares of common stock beneficially owned by Dr. Leininger include: (i) 7,921,156 shares directly held by Dr. Leininger, (ii) 10,100 shares held by J&E Investments, L.P., in which Dr. Leininger is a 1% general partner, with respect to which Dr. Leininger disclaims beneficial ownership, except to the extent of any pecuniary interest therein, (iii) 925,000 shares held by the James R. Leininger 2006 Grantor Retained Annuity Trust, (iv) 925,000 shares held by the Cecelia Anne Leininger 2006 Grantor Retained Annuity Trust, (v) 1,000,000 shares held by the James R. Leininger 2006 Grantor Retained Annuity Trust No. 2, (vi) 1,000,000 shares held by the Cecelia Anne Leininger 2006 Grantor Retained Annuity Trust No. 2, and (vii)  8,115 shares acquirable upon the exercise of options. Dr. Leininger has sole voting and dispositive power over 9,864,371 shares. Dr. Leininger has pledged 2.0 million shares of common stock with JP Morgan Chase Bank as collateral for a loan.

(7)          Mr. Ware served as Chief Executive Officer, and special advisor to the Chief Executive Officer, until his retirement on December 31, 2006.

(8)          Mr. Byrnes’ common stock holdings include 10,174 shares acquirable upon the exercise of options.

(9)          Mr. Grossman’s common stock holdings include 4,000 shares acquirable upon the exercise of options.

(10) Dr. Jacobson’s common stock holdings include 10,174 shares acquirable upon the exercise of options, and 1,000 shares held by his wife.

(11) Mr. Lind’s common stock holdings reflect 7,099 shares held by him, 8,115 shares acquirable by him upon the exercise of options and the shares beneficially owned by Blum Capital Partners, L.P. and related parties. Mr. Lind is the managing partner of Richard C. Blum & Associates, Inc., which is the general partner of Blum Capital Partners, LP. He is also a managing member of Blum Strategic GP II, LLC, which is the general partner of Blum Strategic Partners II, LP and the managing limited partner of Blum Strategic Partners II GmbH & Co. KG. Mr. Lind disclaims beneficial ownership of the shares held by Blum Capital Partners, L.P. and its related parties, except to the extent of his proportionate pecuniary interest in such shares.

(12) Mr. Simpson’s common stock holdings include 24,356 shares held in the David J. Simpson Revocable Living Trust, with respect to which Mr. Simpson disclaims beneficial ownership except to the extent of any pecuniary interest therein, and 10,174 shares acquirable upon the exercise of options.

(13) Mr. Smith’s common stock holdings include 10,174 shares acquirable upon the exercise of options.

(14) Mr. Steen’s common stock holdings include 10,174 shares acquirable upon the exercise of options.

(15) Mr. Burke’s common stock holdings include 56,597 shares acquirable upon the exercise of options.

(16) Mr. Carbeau’s common stock holdings include 23,595 shares acquirable upon the exercise of options.

(17) Mr. Craven’s common stock holdings include 24,133 shares acquirable upon the exercise of options.

(18) Mr. Fashek’s common stock holdings include 15,883 shares acquirable upon the exercise of options.

(19) Mr. Hartpence’s common stock holdings include 18,383 shares acquirable upon the exercise of options.

(20) Mr. Landon’s common stock holdings include 600 shares held by Mr. Landon as trustee for his children under the Texas Uniform Transfers to Minors Act, with respect to which Mr. Landon disclaims beneficial ownership except to the extent of any pecuniary interest therein, and 194,845 shares acquirable upon the exercise of options.

(21) Mr. Menten’s common stock holdings include 149,017 shares acquirable upon the exercise of options. Mr. Menten’s employment with the Company ends on April 30, 2007.

(22) Mr. Seidel’s common stock holdings include 18,735 shares acquirable upon the exercise of options.

(23) Ms. Sly’s common stock holdings include 29,709 shares acquirable upon the exercise of options.

(24) Includes 612,171 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 15, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that a Form 4 with respect to an exercise and sale of employee stock options was filed late on behalf of Jörg Menten.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material features of KCI’s compensation policies and decisions for the executive officers identified in the Summary Compensation Table, which are referred to throughout this Proxy Statement as the “named executive officers.”

The Compensation Committee of the Board of Directors oversees KCI’s executive compensation practices and is responsible for review and oversight of KCI’s compensation plans and policies, the annual review of all executive officer compensation, administration of KCI’s equity plans, and the approval of equity grants to executive officers. The Compensation Committee meets at least quarterly in person and periodically approves and adopts, or makes recommendations to the Board for, matters relating to compensation including the approval of equity grants to employees. The Compensation Committee will, from time to time, engage the services of independent outside advisers.

The Chief Executive Officer, the General Counsel  and the Senior Vice President of Human Resources attend regular Compensation Committee meetings, and each meeting concludes with an executive session during which only the Compensation Committee members are present. The Chief Executive Officer makes salary, bonus and equity grant recommendations for executive officers to the Compensation Committee, and KCI’s Human Resources, Finance and Legal departments provide support to the Compensation Committee.

The day-to-day design and administration of compensation plans and policies applicable to KCI employees in general are handled by the Human Resources, Finance, and Legal departments of KCI. The Compensation Committee remains responsible for overall administration and maintenance of KCI’s compensation plans and policies.

Compensation Philosophy and Objectives

KCI’s executive compensation program is designed to attract, retain and motivate highly qualified executive talent, while appropriately aligning executive incentives with company and shareholder goals. To accomplish this, compensation paid to executive officers is designed to align compensation rewards with KCI’s financial performance, as well as the individual performance of the executive.

In 2006, the Compensation Committee engaged the services of Hewitt Associates, an independent outside consultant on executive compensation, to assist in analyzing KCI’s compensation strategy, including generating data discussed under the sections entitled “Peer Group” and “Competitive Market Surveys,” below. Hewitt Associates does not provide KCI with services other than executive and Board compensation consulting.

Peer Group

The Compensation Committee compares KCI’s compensation elements against a peer group of medical device and other companies with size and growth characteristics similar to KCI based upon data and recommendations from the independent outside consultant. The Compensation Committee annually evaluates the peer group and will make changes to the peer group from time to time, as it deems appropriate. For 2006, the companies comprising this peer group were:

•       Activision, Inc.

•       Armor Holdings, Inc.

•       Aviall, Inc.

•       Beckman Coulter, Inc.

•       Biomet, Inc.

•       C.R. Bard, Inc.

•       Dentsply International, Inc.

•       Edwards Lifesciences, Corp

•       Fair Isaac Corporation

•       Gilead Sciences, Inc.

•       Hillenbrand Industries, Inc.

•       ManTech International Corp

•       Network Appliance, Inc.

•       Paychex, Inc.

•       Respironics, Inc.

•       Roper Industries, Inc.

•       Steris Corporation

•       THQ Inc.

•       Varian Medical Systems, Inc.

Competitive Market Surveys

The Compensation Committee also obtains compensation market analyses on an annual basis from Hewitt Associates to understand the competitive positioning of KCI’s executive pay practices and assist with its determinations as to the appropriate level and mix of executive compensation. The market analyses include a review of proxy disclosure information from KCI’s competitive peer group as well as general market compensation from 300 general industry companies. The general industry data is supplemented with medical device industry data, which is derived from an independent medical device compensation data survey, particularly for executive positions where proxy data is not readily available. Market values at the 50th and 75th percentile for each compensation component are provided by the independent compensation consultant. Except as specifically identified as peer group data in the following discussion, the terms “market,” “market analysis,” “market compensation” or “percentile of market,” refer to general industry data.

Elements of Compensation

KCI seeks to reward executives for measurable results in meeting and exceeding goals, and to reinforce a sense of ownership, entrepreneurial spirit and long-term shareholder value. Consistent with this philosophy, KCI uses multiple components of executive compensation, with an emphasis on variable compensation and long-term incentives. The main elements of KCI compensation for executives are base salary, annual incentive bonus, long-term incentives, benefits and perquisites, deferred compensation and termination payments, as presented in the table below and discussed in more detail in the following paragraphs:

Compensation
Component	Purpose	Competitive Positioning
Base Salary	Market-competitive pay for comparable positions with comparable experience and competence of executive.	Base salaries are targeted at the market median, taking into account the competitive environment and the experience and accomplishments of a particular executive.
Annual Incentive Bonus

Focus on corporate goals:

•   Financial Goals (EPS, EBIT, Cash Flow, Revenue)

•   Corporate Scorecard Goals (specific objectives tied to market penetration, innovation, execution, organizational excellence and financial management)

•   Individual objectives aligned with corporate strategy

Target bonuses are established as a percentage of base salary and are targeted between the 50th and 75th percentile of market.
Long-term Incentives	Alignment with shareholder value, using: • Stock Options (time vested) • Restricted Stock/Units (time vested with performance accelerators) • Stock Ownership Guidelines	Value of equity grants is targeted between the 50th and 75th percentile of market.
Executive Benefits	Competitiveness.	Value of benefits is targeted at the 50th percentile of market.
Total Compensation	Designed to attract and retain qualified executives, incentivize performance and maximize long-term shareholder value.	Total compensation is highly correlated with company and individual performance and is targeted between the 50th and 75th percentile of market.

Executive Base Salaries

Executive base salary levels are set to be competitive, with reference to the market analyses obtained by the Compensation Committee. The base salary levels of KCI executives also reflect a combination of other factors including the executive’s position and responsibilities, experience, specific competencies, comparable salaries of other KCI executives, KCI’s overall annual budget for merit increases and the executive’s individual contributions to KCI’s performance. Base salary is an element of compensation used to determine any annual incentive bonus for the named executives. The weight given to each of these factors varies by the individual executive, as the Compensation Committee deems appropriate. Formal performance reviews of the Chief Executive Officer are completed by the Board of Directors, and the Chief Executive Officer completes reviews for all other executive officers. Performance reviews are conducted annually to assess these factors, along with the market data obtained by the Compensation Committee. Based on the performance reviews, the Compensation Committee approves and adopts, or makes recommendations to the Board for adjustments to executive base salaries, which are typically made effective on April 1 of each year. Assessment of each executive’s individual performance includes consideration of the executive’s impact on company financial performance, as well as judgment, creativity, effectiveness in leading and developing subordinates, execution capability, contributions to improvements in the quality of KCI’s products, services and operations, and consistency of behavior with KCI’s Core Values.

In 2006, KCI hired Catherine M. Burzik as President and Chief Executive Officer. Her initial annual base salary is $800,000, which is subject to increase beginning in 2008. Based on market analyses obtained by the Compensation Committee, Ms. Burzik’s base salary was in the 65th percentile, reflecting her high level of competence and deep management experience in leading large business organizations.

In 2006, the base salaries of the other KCI executives, including the named executive officers, ranged between the 40th and 56th percentiles compared to the competitive market surveys obtained by the Compensation Committee, consistent with our compensation philosophy and targets. Base salary increases for these officers, effective April 1, 2007, ranged from 0% to approximately 15% depending on position. The increases, which KCI deemed a necessary retention tool, did not result in a significant change to KCI’s compensation position within its peer group.

Annual Incentive Bonus for Executives

KCI’s annual incentive bonus program is designed to focus the attention of each executive on goals and activities that are critical to KCI’s success. The Compensation Committee sets the financial performance targets and individual objectives for the Chief Executive Officer, and for other executives based on recommendations from the Chief Executive Officer and Human Resources. These performance targets and objectives are designed to encourage strong financial results and maximize long-term shareholder value. Target bonus opportunities are identified as a percentage of base salary, and these percentages are targeted between the 50th and 75th percentile of market data.

Financial performance targets are determined by the Compensation Committee, which establishes annual incentive bonus guidelines based on a consolidated financial metric (“CFM”) performance target, which incorporates revenue, cash flow and earnings targets for the entire company. In 2006, consistent with our focus on tying compensation to corporate performance, the CFM was comprised of consolidated earnings per share (40%), consolidated cash flow (30%), and consolidated revenue (30%). Performance targets for divisional revenue and earnings before interest and taxes (EBIT) were also established by the Compensation Committee in 2006 for the U.S. and International segments of our business, for executives in such segments. At the executive level, 80% of the individual 2006 bonus was directly driven by the attainment of the CFM and, if applicable, the divisional revenue and EBIT. The remaining 20% was based on the attainment of each executive’s individual objectives as set by the Compensation Committee and the

Chief Executive Officer, with reference to the levels of total cash compensation of executives in the peer group. If actual financial performance and achievement of personal objectives is higher or lower than expectations, bonus payouts will be adjusted accordingly, and can range from zero to a maximum 200% of target. The annual incentive bonus program does not provide for bonuses if KCI fails to achieve 90% of its CFM performance target. The annual incentive bonus guidelines are discretionary in nature and the Compensation Committee and Board of Directors have the discretion to award some, all, or none of the bonuses described in the guidelines.

The following chart sets forth the annual incentive bonus targets for 2006 as a percentage of base salary, as well as a breakdown of various components of the bonus represented as a percentage of target.

2006 Annual Incentive Bonus Targets Table

	Percent of Base Salary
	Annual Incentive
	Bonus	Percent of Bonus Calculation
Position	Guidelines Target (% of Base Salary)	Consolidated Financial Metric (CFM)	Divisional Revenue	Divisional EBIT	Individual Executive Performance Goals
Chief Executive Officer	75%	N/A	N/A	N/A	N/A
Chief Financial Officer and General Counsel	55%	80%	N/A	N/A	20%
Division Presidents	55%	40%	10%	30%	20%

Upon completion of each fiscal year, the Compensation Committee approves and adopts, or makes  a recommendation to the Board for the Chief Executive Officer annual incentive bonus based on CFM performance and the Board’s annual Chief Executive Officer performance evaluation. Mr. Ware’s 2006 annual incentive bonus of $459,000, or 90% as a percent of target, was approved by the Compensation Committee. In addition, Mr. Ware received a severance payment of $680,000 during 2006 in connection with his retirement, pursuant to the terms of his offer letter. Ms. Burzik was not a participant in the 2006 annual incentive bonus program. In lieu of her participation in the 2006 bonus program, Ms. Burzik received a $350,000 signing bonus upon her acceptance of the Chief Executive Officer position with KCI. This signing bonus was part of the offer made by KCI to attract Ms. Burzik, recognizing that she was then president of Applied Biosystems Group, an NYSE-listed biotech company with $1.95 billion in total revenue for the fiscal year ending June 30, 2006 and 4,500 employees worldwide, as well as her experience managing global businesses in the medical technology, biology and life sciences areas, and demonstrated track record in leading growing companies, bringing complex products to market and operating on an international scale. In subsequent years, Ms. Burzik’s target bonus will be equal to 100% of base salary as part of the annual incentive bonus program.

Upon completion of each fiscal year, the Chief Executive Officer makes recommendations to the Compensation Committee for annual bonuses to be paid to each executive officer (other than the Chief Executive Officer) using the target formulas established for the program in that year. For 2006, annual incentive bonus payouts to the named executive officers (other than the Chief Executive Officer), made in March 2007, were made to each at 90% of target. Awards made to named executives for performance in 2006 are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table, below.

For 2007, the Compensation Committee has adopted changes to the annual incentive bonus guidelines that are designed to more closely align compensation with corporate objectives. The 2007 annual incentive bonus pools for all participants will be based 80% on KCI’s achievement of CFM performance targets, and 20% on KCI’s achievement of specified corporate scorecard objectives relating to market penetration, innovation, execution, organizational excellence and financial management. A further assessment of each executive’s individual performance (taking into account performance against individual goals and other factors) will then be made and used as a multiple, ranging from 0% to 150%, and applied to calculate the final bonus payout for each participant. Overall, annual incentive bonus payouts to any executive will continue to be capped at 200% of target.

Executive Long-Term Incentives

KCI places significant emphasis on long-term incentives in executive compensation. Long-term incentives are designed to promote sustained shareholder value by encouraging executives to set and execute strategic goals that provide for continued long-term growth and profitability. KCI uses an annual equity grant of stock options and restricted stock or restricted stock units to incentivize the performance of named executive officers. This combination of equity-based incentives is intended to align executive interests with KCI’s achievement of financial objectives that enhance shareholder value, and enable KCI to competitively attract, retain and motivate executive talent in a marketplace where such incentives are prevalent.

Initial equity grants for newly-hired executive officers are reviewed and approved by the Compensation Committee based on the recommendations of management with reference to market analyses. Equity grant amounts are based on job responsibilities and potential for individual contribution, with reference to the levels of total compensation, which includes the value of long-term incentive amounts of executives in KCI’s peer group. Initial equity grants are generally larger than those distributed annually to provide sufficient long-term incentives for new executives. All awards of stock options are made at the market price at the time of the award, which is equal to the closing price of KCI’s shares on the date of grant. All equity grants made to executives are issued under the KCI 2004 Equity Plan.

KCI uses a combination of stock options and restricted stock or restricted stock units for international employees. Typically, stock options have a ten year life, and vest annually in equal increments over a four year period. For shares of restricted stock or restricted stock units, restrictions generally lapse in one-third increments on the fourth, fifth and sixth anniversaries of the grant, although lapsing of restrictions may accelerate if annual CFM performance targets are reached as determined by the Compensation Committee.

Consistent with our emphasis on aligning performance with long-term shareholder value, the relative mix of stock options and restricted stock for a grant is heavily weighted toward stock options for KCI executives. As a general rule, 75% of annual long-term incentive value is delivered in stock options and 25% of the annual long-term incentive value is delivered in restricted stock or units. The grant mix for the Chief Executive Officer is independently determined by the Compensation Committee each year, reflecting current views on the ideal strategic emphasis as well as considering the appropriate balance with regard to the Chief Executive Officer’s portfolio of past grants.

Annual grant values are determined based upon information on long-term incentive market analyses obtained by the Compensation Committee. Generally, at its first quarter meeting of each year, the Compensation Committee reviews and approves a range of Black-Scholes grant values assigned to different eligible employee salary grades. Equity grants made pursuant to these guidelines are made effective on or around April 1 of each year. In order to determine the exact number of shares to be granted to participants in each salary grade, a Compensation Committee meeting takes place on or about March 31. During that meeting, the Compensation Committee determines the appropriate number of options and restricted stock for grantees within each eligible salary grade. Actual grants using these amounts are then made with an effective date of April 1 (or the next business day if April 1 is not a business day) at an exercise price equal to the closing price of KCI shares on the date of grant.

Other than Mr. Ware, Ms. Burzik and Mr. Landon, each of the named executive officers and several other high-performing, high-potential members of management received special one-time retention equity grants on November 6, 2006. Pursuant to the terms of her offer letter, Ms. Burzik received an equity grant on April 2, 2007 comprised of options to purchase 115,530 shares of KCI stock and 20,600 shares of restricted stock.

Benefits and Perquisites

KCI provides the named executive officers with health and welfare benefits that are available to all KCI employees. International plans may vary, but employees and executives participate in health and welfare programs designed to attract and retain employees in a competitive marketplace while providing protection against any hardships otherwise arising from an illness, disability or death.

KCI also makes available to its executive officers certain benefits and perquisites that the Compensation Committee believes are reasonable and consistent with the overall executive compensation program. These executive benefits and perquisites are intended to serve as part of a competitive total compensation program, and to enhance the executive’s ability to efficiently perform their responsibilities and minimize distractions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The named executive officers are provided with reimbursement for tax planning services. This amount is only available as a reimbursement, not a guaranteed amount, and was limited in 2006 to $5,000 for Ms. Burzik as Chief Executive Officer, and up to $1,500 for the other named executive officers.

KCI also provides named executive officers with an annual executive physical exam, and this benefit was limited in 2006 to an expenditure of $1,500 for Ms. Burzik and $1,200 for the other named executive officers.

Additionally, Ms. Burzik and Mr. Carbeau received relocation benefits, including reimbursement of reasonable moving expenses, temporary housing costs, temporary use of a vehicle and travel expenses, in connection with their joining the KCI executive team. KCI also has provided Mr. Menten with reasonable temporary housing costs, travel expenses for visits to his permanent residence and the use of a vehicle pursuant to the terms of his employment contract.

The attributed costs of these personal benefits are included in the “All Other Compensation” column of the 2006 Summary Compensation Table below.

Nonqualified Deferred Compensation Plan

Through December 31, 2006, KCI offered a deferred compensation plan for key management personnel. Under the plan, participants were allowed to defer up to $100,000 of salary and bonus. The participants are able to receive distributions in a lump sum, or over five or ten years upon retirement as defined, or at a date previously specified. Aggregate earnings of plan assets are based on interest earnings and/or capital appreciation of mutual funds individually selected by plan participants. New contributions into the deferred compensation plan were suspended effective as of January 1, 2007. Plan balances will be distributed to participants in January 2008 unless the participant had a previously scheduled distribution, and the plan will be formally terminated.

Termination Payments

The named executive officers are eligible for certain termination benefits and payments under individual contracts with KCI. KCI has agreed to provide appropriate payments upon separation, subject to customary conditions, in order to continue to be competitive in the market for executive talent. Additionally, in the event of a termination other than for cause, Mr. Menten’s severance payments will be subject to local European regulations and practices. Termination payments, including the potential payouts to named executive officers, are described in more detail under the heading “Potential Payments Upon Termination or Change in Control,” below.

Effect of Change-in Control on Equity Grants

Under the 2004 Equity Plan, unless otherwise provided in an award agreement, upon a Change in Control (as defined), all outstanding options, shares of restricted stock and restricted stock units vest immediately unless such awards are either assumed or an equitable substitution is made. In addition, if a participant’s employment or service is terminated other than for Cause (as defined) within 24 months following a Change in Control, then all outstanding options, shares of restricted stock and restricted stock units immediately vest.

The Board of Directors designed these Change in Control provisions to prevent the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes, and to promote retention despite the uncertainties of a contemplated or pending transaction. The Board determined which particular events would trigger payment based on current practice within the peer group.

Pursuant to Ms. Burzik’s offer letter, in the event of a Change in Control, as defined under the 2004 Equity Plan, her new hire restricted stock and stock option awards immediately and fully vest. Additionally, if it is determined that any payments to her would be subject to any excise tax under Section 4999 of the IRS Code, KCI will pay Ms. Burzik a gross-up payment in an amount such that, after payment by her of all income and other taxes imposed on the gross-up payment, she retains an amount of the gross-up payment sufficient to pay such excise tax.

Tally Sheets

The Compensation Committee annually reviews total compensation tally sheets which describe all components of compensation for senior executives, including salary, target bonus, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to KCI of all perquisites and other personal benefits, and compensation under several potential severance and change-in-control scenarios. Based on this review for 2006 compensation, the Compensation Committee determined compensation for KCI’s senior executives to be appropriate.

In connection with Ms. Burzik’s employment offer, which was fully negotiated at arms-length, the Compensation Committee reviewed all components of her compensation, including salary, target bonus, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to KCI of all perquisites and other personal benefits, and compensation under several potential severance and change-in-control scenarios. Based on this review, the Compensation Committee determined Ms. Burzik’s total compensation was necessary to obtain her services and therefore appropriate.

Management Stock Ownership Guidelines

In 2004, the Board of Directors adopted management stock ownership guidelines, which encourage KCI executives to focus their efforts on the long-term success of KCI and to align executive and shareholder interests. These guidelines apply to the following senior executives indicated below at the indicated levels of aggregate fair market value in equity securities held.

Position	Stock Ownership Guidelines
Chief Executive Officer	5x annual base salary
Chief Financial Officer	3x annual base salary
General Counsel	3x annual base salary
Division Presidents	3x annual base salary
Other executives	2x annual base salary

The following shares count towards fulfillment of the stock ownership guidelines:

•        Shares owned outright by the executive or his or her immediate family members residing in the same household;

•        Restricted stock (as long as removal of restrictions is not solely contingent on performance); and

•        Shares held in the Employee Stock Purchase Plan.

Stock options (vested or unvested) do not count in determining compliance with the guidelines.

The target date for compliance for all covered senior executives employed by KCI as of the effective date of these guidelines is either (1) June 30, 2007 for those employed by KCI prior to June 30, 2001, or (2) June 30, 2009 for all others. New hires will have five years from their date of hire for compliance. If an executive’s stock ownership guideline increases because of change in title, a five-year period to achieve the incremental guideline will begin on the effective date of the change.

Annually, the Compensation Committee will review progress towards compliance with the guidelines, which permit variances in the event of extraordinary hardship or a precipitous decline in stock value. If an executive fails to meet his/her stock ownership guideline by the target date, the Compensation Committee may suspend future equity grants to that individual until they achieve compliance. As of April 15, 2007, all of KCI’s executive officers were in compliance with the guidelines.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a $1,000,000 limit on the amount of non-performance based compensation that KCI may deduct in any one year with respect to each of its five most highly paid executive officers. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. KCI’s shareholder approved 2004 Equity Plan is qualified so that certain awards under the plan constitute performance-based compensation not subject to Section 162(m) of the Tax Code. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Policy on Recovery of Awards

KCI currently has no policy with regard to recovery of awards when financial statements are restated. However, awards of stock options, restricted stock and restricted stock units made under the 2004 Equity Plan generally have been subject to termination if the Compensation Committee or Board of Directors

determines a recipient has been engaged in actions deemed to be detrimental to the company and that would constitute cause for such termination.

The material in the following report is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference into any filing of KCI under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

C. Thomas Smith, Chairman
Ronald W. Dollens
N. Colin Lind

2006 Summary Compensation Table

The following table provides information concerning the compensation of the named executive officers for 2006.

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(4) ($)	Non- Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Catherine M. Burzik, Chief Executive Officer and President(8)	2006	124,242	350,000	150,443	203,407	—	—	70,260	898,352
Dennert O. Ware, Retired Chief Executive Officer(9)	2006	667,500	—	1,029,250	365,281	459,000	—	688,369	3,209,400
Martin J. Landon, Chief Financial Officer and Senior Vice President	2006	314,608	—	93,252	438,141	168,025	—	4,837	1,018,863
Mark B. Carbeau, President, KCI USA	2006	343,750	—	247,291	427,652	169,400	—	31,230	1,219,323
Jörg W. Menten, President, KCI International(10)(11)	2006	330,204	—	123,105	269,641	100,856	—	118,954	942,760
Stephen D. Seidel, Senior Vice President, General Counsel & Secretary	2006	318,900	—	244,601	280,727	159,390	—	4,842	1,008,460

(1)        The material terms of each named executive officer’s employment agreement or arrangement is described below, under the heading “Executive Officer Employment Agreements.”

(2)        The column “Salary” indicates the amount of base salary paid to the named executive officer during the fiscal year.

(3)        The Bonus amounts include an amount paid as a sign-on bonus for Ms. Burzik. Amounts paid to Messrs. Ware, Landon, Carbeau, Menten and Seidel in connection with KCI’s Annual Incentive Bonus program for performance in 2006 are reported in the “Non-Equity Incentive Plan Compensation” column.

(4)        The columns “Stock Awards” and “Option Awards” indicate the amount of compensation cost recognized by KCI in 2006 for awards of stock or options, as described in Statement of Financial Accounting Standards No. 123 Revised (“SFAS 123(R)”). For a discussion of valuation assumptions, please see Note 1(p) to the 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. Please also refer to the “Grants of Plan-Based Awards in 2006” table below for additional information regarding stock awards granted in 2006.

(5)        In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans, including our Annual Incentive Bonus, or AIB, plan. Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measure was satisfied during the fiscal year. For example, our AIB awards are annual awards and the payments under those awards are made based upon the achievement of financial results and individual objectives measured as of December 31 of each fiscal year; accordingly, the amount we report for AIB corresponds to the fiscal year for which the award was earned even though such payment was made after the end of such fiscal year.

(6)        In 2006, none of these named executives earned any above-market or preferential earnings on nonqualified deferred compensation. Therefore, in the column “Change in pension value and nonqualified deferred compensation earnings,” no amounts are disclosed.

(7)        In the column “All Other Compensation,” we disclose the sum of the dollar value of:

•     perquisites and other personal benefits, unless the aggregate amount of such perquisites is less than $10,000;

•     all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes;

•     amounts we paid or which became due related to severance;

•     our contributions to vested and unvested defined contribution plans; and

•     any life insurance premiums we paid during the year for the benefit of a named executive officer.

In accordance with SEC regulations, we report use of corporate resources by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost. The amounts in the “All Other Compensation” column include amounts for the following:  relocation expenses, tax reimbursements, personal tax preparation fees, executive physical examination fees, car allowance, commuting allowance, housing allowance and other personal benefits. Amounts for each perquisite were calculated as the actual amounts paid by KCI on behalf of each executive or reimbursements paid by KCI to such executive for such perquisite.

•     Amounts for relocation expenses to Ms. Burzik and Mr. Carbeau in 2006 were $48,730 and $20,140, respectively.

•     Amounts for tax reimbursements to Ms. Burzik, Mr. Carbeau and Mr. Menten in 2006 were $21,530, $5,043, and $11,903, respectively.

•     Amounts for car, commuting and housing allowances to Mr. Menten in 2006 were $43,746, $5,309 and $27,391, respectively.

All Other Compensation also includes amounts paid to defined contribution plans by KCI on behalf of executive officers and Mr. Ware’s severance cost.

•     Amounts paid for Mr. Menten’s tax-qualified defined contribution plan in 2006 totaled $30,604.

•     Severance cost incurred by KCI for Mr. Ware’s retirement in 2006 totaled $680,000.

(8)        Ms. Burzik became Chief Executive Officer and President on November 6, 2006, and her initial annual base salary is $800,000.

(9)        Mr. Ware served as KCI’s President, Chief Executive Officer and Director until November 6, 2006, at which time he resigned as Chief Executive Officer, but continued as a Director and advisor to the new Chief Executive Officer until his retirement, effective December 31, 2006.

(10)      Mr. Menten’s employment with the Company ends on April 30, 2007.

(11)      Where necessary, the amounts for Mr. Menten in the 2006 Summary Compensation Table have been converted from Euros at an average annual exchange rate for 2006 of one Euro to $1.2572.

Executive Officer Employment Agreements

Upon hiring each of the named executive officers (other than Mr. Menten), KCI and the named executive officer executed an offer letter outlining the terms of employment for such officer. Mr. Menten entered into an employment contract with KCI Europe Holding B.V. Each of these agreements sets forth standard terms summarizing salary, bonus and benefits. None of these agreements establishes a term of employment for any named executive officer. These offer letters and Mr. Menten’s employment contract are described below.

Catherine M. Burzik.   On October 16, 2006, Ms. Burzik executed our written offer letter providing for her employment as President and Chief Executive Officer beginning on November 6, 2006. Under her offer letter, Ms. Burzik is entitled to receive an annual base salary of $800,000, subject to review by our Board of Directors. Ms. Burzik also is eligible to receive an annual discretionary performance-based bonus up to 200% of target in years subsequent to 2006 with a target bonus of 100% of her annual base salary. In lieu of Ms. Burzik’s participation in the 2006 annual bonus program, she received $350,000 upon starting employment in 2006. In addition, we granted Ms. Burzik options to purchase 332,000 shares of KCI stock under our 2004 Equity Plan, which will vest ratably over four years, commencing on the first anniversary of her employment date. Ms. Burzik also received a restricted stock grant of 88,200 shares under our 2004 Equity Plan, which will vest fully on the third anniversary of her employment date, subject to her continued employment with KCI. In addition, on April 2, 2007, Ms. Burzik received a one-time equity grant comprised of options to purchase 115,530 shares of KCI stock, which will vest ratably over four years and 20,600 shares of restricted stock, which will vest ratably on the fourth, fifth, and sixth anniversaries of her employment with potential for acceleration based on certain performance factors, subject to her continued employment with KCI. Certain relocation benefits were paid by KCI on Ms. Burzik’s behalf and are included within “All Other Compensation” in the 2006 Summary Compensation Table. Additional relocation benefits will likely be incurred by KCI on Ms. Burzik’s behalf in 2007. All of Ms. Burzik’s shares of restricted stock and stock options granted during 2006 immediately and fully vest upon a change in control. Ms. Burzik is also eligible for severance benefits in the event her employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Dennert O. Ware.   Effective March 28, 2000, Mr. Ware executed our written offer letter providing for his employment as President and Chief Executive Officer beginning on April 17, 2000. Mr. Ware served in these roles until November 6, 2006, at which time he resigned as Chief Executive Officer, but continued as a director and advisor to the new Chief Executive Officer until his retirement, effective December 31, 2006. Mr. Ware’s compensation for calendar year 2006 was $667,500. Mr. Ware also received an annual discretionary performance-based bonus of $459,000, or 90% of target. Mr. Ware’s target bonus for 2006 was 75% of his annual base salary. Mr. Ware received severance benefits when he retired as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Martin J. Landon.   Effective May 23, 1994, Mr. Landon executed our written offer letter providing for his employment as Senior Director of Corporate Development beginning on May 10, 1994. Mr. Landon is currently serving as Senior Vice President and Chief Financial Officer. Mr. Landon’s base compensation for calendar year 2006 was $314,608 and he is also eligible to receive an annual discretionary performance-based bonus of up to 200% of target. Mr. Landon’s target bonus for 2006 was 55% of his annual base salary. Mr. Landon is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Mark B. Carbeau.   Effective September 14, 2005, Mr. Carbeau executed our written offer letter providing for his employment as President of KCI USA beginning on October 3, 2005. Mr. Carbeau’s base compensation for calendar year 2006 was $343,750 and he is also eligible to receive an annual discretionary performance-based bonus up to 200% of target. Mr. Carbeau’s target bonus for 2006 was 55% of his annual base salary. Mr. Carbeau is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Jörg W. Menten.   On July 1, 2001, Mr. Menten executed a contract providing for his employment as President of KCI International beginning on November 1, 2001. Mr. Menten’s base compensation for 2006 was $330,204 and he is also eligible to receive an annual discretionary performance-based bonus up to 200% of target. Mr. Menten’s target bonus for 2006 was 55% of his annual base salary. Mr. Menten is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below. Mr. Menten’s employment with the Company ends on April 30, 2007.

Stephen D. Seidel.   Effective March 1, 2005, Mr. Seidel executed our written offer letter providing for his employment as Vice President, General Counsel and Secretary beginning on April 1, 2005. Mr. Seidels’s base compensation for 2006 was $318,900 and he is also eligible to receive an annual discretionary performance-based bonus up to 200% of target. Mr. Seidel’s target bonus for 2006 was 55% of his annual base salary. Mr. Seidel is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Grants of Plan-Based Awards in 2006

The following table provides information concerning awards made to the named executive officers in 2006.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value
Name	Grant Date	Approval Date	Thresh -old ($)	Target ($)	Maxi- mum ($)	Thresh -old (#)	Target (#)	Maxi- mum (#)	Stock or Units (#)	Underlying Options (#)	of Option Awards ($/Sh)	of Stock and Option Awards ($)(3)

Catherine M. Burzik(4)	11/6/06	10/19/06	—	—	—	—	—		—	88,200	—	—	2,997,918
	11/6/06	10/19/06	—	—	—	—	—		—	—	332,000	33.99	5,403,234
Dennert O. Ware			255,000	510,000	1,020,000	—	—		—	—	—	—	—
	4/1/06	3/30/06	—	—	—	—	12,500	(5)	—	—	—	—	514,625
	4/1/06	3/30/06	—	—	—	—	12,500	(5)	—	—	—	—	514,625
	4/1/06	3/30/06	—	—	—	—	25,000	(5)	—	—	—	—	1,029,250
Martin J. Landon			73,125	178,750	357,500	—	—		—	—	—	—	—
	4/1/06	3/30/06	—	—	—	—	—		—	3,900	—	—	160,563
	4/1/06	3/30/06	—	—	—	—	—		—	—	24,380	41.17	462,591
Mark B. Carbeau			78,750	192,500	385,000	—	—		—	—	—	—	—
	4/1/06	3/30/06	—	—	—	—	—		—	3,900	—	—	160,563
	4/1/06	3/30/06	—	—	—	—	—		—	—	24,380	41.17	462,591
	11/6/06	10/30/06	—	—	—	—	—		—	4,250	—	—	144,458
	11/6/06	10/30/06	—	—	—	—	—		—	—	30,000	33.99	488,244
Jörg W. Menten			75,017	183,375	366,750	—	—		—	—	—	—	—
	4/1/06	3/30/06	—	—	—	—	—		—	3,900	—	—	160,563
	4/1/06	3/30/06	—	—	—	—	—		—	—	24,380	41.17	462,591
	11/6/06	10/30/06	—	—	—	—	—		—	4,250	—	—	144,458
	11/6/06	10/30/06	—	—	—	—	—		—	—	30,000	33.99	488,244
Stephen D. Seidel			72,450	177,100	354,200	—	—		—	—	—	—	—
	4/1/06	3/30/06	—	—	—	—	—		—	3,320	—	—	136,684
	4/1/06	3/30/06	—	—	—	—	—		—	—	21,940	41.17	416,294
	11/6/06	10/30/06	—	—	—	—	—		—	4,250	—	—	144,458
	11/6/06	10/30/06	—	—	—	—	—		—	—	30,000	33.99	488,244

(1)         These columns report the range of potential amounts pursuant to awards under non-equity incentive plans, including our Annual Incentive Bonus, or AIB, plan. Actual 2006 AIB payments were made in March 2007, and these amounts are reported in the 2006 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)         The share amounts listed under the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent grants subject to performance-based vesting.

(3)         This column reports the aggregate SFAS 123(R) value of all awards granted during 2006. In contrast to how we present amounts in the 2006 Summary Compensation Table, we report such figures here without apportioning such amount over the service or vesting period.

(4)         In lieu of Ms. Burzik’s participation in the 2006 AIB program, she received $350,000 upon starting employment in 2006.

(5)         These amounts reflect restricted stock granted to Mr. Ware, which will vest at the end of the specified performance period if certain performance measures are achieved. For additional information, please refer to Note 10 to the 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Material Terms of Plans that Govern Share-Based Awards

On February 9, 2004, KCI’s shareholders approved the 2004 Equity Plan (“2004 Equity Plan”) and the 2004 Employee Stock Purchase Plan. The 2004 Equity Plan was effective on February 27, 2004 and reserves for issuance of 7,000,000 shares of common stock to be awarded as stock options, stock appreciation rights, restricted stock and/or restricted stock units, subject to equitable adjustment for any stock dividend, stock split, merger, consolidation, combination, share repurchase or exchange or similar corporate action. Of the authorized shares, 20% may be issued in the form of restricted stock, restricted stock units or a combination of the two. The exercise price of options granted under the 2004 Equity Plan is equal to KCI’s closing stock price on the date that such option is granted. The options granted will vest and become exercisable incrementally over a period of four years unless otherwise provided in the option award agreement. The right to exercise an option terminates ten years after the grant date, unless sooner as provided for in the plan. Restricted stock and restricted stock units granted under the 2004 Equity Plan generally vest over a period of three to six years unless otherwise provided in the award agreement. Unless otherwise provided in an award agreement, in the event of a change in control, as defined in the 2004 Equity Plan, all outstanding restricted stock and restricted stock unit awards will vest, and all options and stock appreciation rights will become vested and exercisable unless the awards are either assumed or an equitable substitution is made for them. In addition, if within 24 months following the change in control, the participant’s employment is terminated other than for cause, then all outstanding restricted stock and restricted stock unit awards will vest, and all options and stock appreciation rights will become vested and exercisable. Unless otherwise provided in an award agreement, the unvested portion of awards granted under the 2004 Equity Plan will be immediately cancelled upon termination of a participant’s employment or service with KCI, its subsidiaries and its affiliates. Generally, in the case of a participant whose employment or service terminates for reasons other than death or disability, all options and stock appreciation rights that are exercisable at the time of termination may be exercised by the participant for no longer than 30 days after the date of termination, and if such termination is by reason of death or disability, the exercisability period will be for no longer than 180 days after the date of termination. If a participant’s employment or service terminates for Cause, all options and stock appreciation rights held by the participant will immediately terminate. No option or stock appreciation right will be exercisable after the expiration of its term. For a discussion of the vesting of Ms. Burzik’s awards under the 2004 Equity Plan, please refer to the discussion under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information concerning unexercised options, restricted stock and restricted stock units that have not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of 2006. Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award.

For option awards, the table discloses the exercise price and the expiration date. For restricted stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested, including restricted stock that is both unearned and unvested.

We computed the market value of restricted stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares or units of stock or the amount of equity incentive plan awards, respectively.

	Option Awards(1)						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Catherine M. Burzik	—	332,000		—	33.99	11/6/16	—	—	—	—
	—	—		—	—	—	88,200	3,488,310	—	—
Dennert O. Ware	150,000	—		—	4.81	4/17/07	—	—	—	—
	16,250	—	(3)	—	59.58	4/1/15	—	—	—	—
	—	—		—	—	—	25,000	988,750	25,000	988,750
Martin J. Landon	—	40,000		—	7.00	1/6/10	—	—	—	—
	120,000	120,000		—	10.00	3/31/10	—	—	—	—
	7,500	7,500		—	44.41	4/1/14	—	—	—	—
	3,750	11,250		—	59.58	4/1/15	—	—	—	—
	—	24,380		—	41.17	4/1/16	—	—	—	—
	—	—		—	—	—	8,650	342,108	—	—
Mark B. Carbeau	8,750	26,250		—	57.80	10/3/15	—	—	—	—
	8,750	26,250		—	39.01	11/14/15	—	—	—	—
	—	24,380		—	41.17	4/1/16	—	—	—	—
	—	30,000		—	33.99	11/6/16	—	—	—	—
	—	—		—	—	—	19,150	757,383	—	—
Jörg W. Menten	94,172	—		—	4.81	7/1/11	—	—	—	—
	7,500	7,500		—	44.41	4/1/14	—	—	—	—
	3,750	11,250		—	59.58	4/1/15	—	—	—	—
	—	24,380		—	41.17	4/1/16	—	—	—	—
	—	30,000		—	33.99	11/6/16	—	—	—	—
	—	—		—	—	—	16,200	640,710	—	—
Stephen D. Seidel	3,625	10,875		—	59.58	4/1/15	—	—	—	—
	3,000	9,000		—	50.78	10/12/15	—	—	—	—
	3,000	9,000		—	39.01	11/14/15	—	—	—	—
	—	21,940		—	41.17	4/1/16	—	—	—	—
	—	30,000		—	33.99	11/6/16	—	—	—	—
	—	—		—	—	—	19,070	754,219	—	—

(1)      See the “Equity Awards Vesting Schedule for Awards Outstanding at 2006 Fiscal Year-End” chart below for the vesting dates of options, restricted stock and restricted stock units held at fiscal-year end.

(2)      The amounts in “Market Value of Shares or Units of Stock That Have Not Vested” were calculated using the closing price of KCI’s common stock on December 29, 2006, the last NYSE trading day of our fiscal year. The closing price of our stock on this date was $39.55.

(3)      48,750 unvested options were terminated upon Mr. Ware’s retirement, effective December 31, 2006.

Equity Awards Vesting Schedule
for Awards Outstanding at 2006 Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Options Vesting (#)	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Awards Vesting (#)	Vesting Date
Catherine M. Burzik	332,000	83,000	11/6/07	—	—	—
	—	83,000	11/6/08	—	—	—
	—	83,000	11/6/09	—	—	—
	—	83,000	11/6/10	—	—	—
	—	—	—	88,200	88,200	11/6/09
Dennert O. Ware	—	—	—	50,000	12,500	4/1/07
	—	—	—	—	12,500	4/1/08
	—	—	—	—	25,000	4/1/09
Martin J. Landon	40,000	20,000	1/6/07	—	—	—
	—	20,000	1/6/08	—	—	—
	120,000	60,000	3/31/07	—	—	—
	—	60,000	3/31/08	—	—	—
	7,500	3,750	4/1/07	—	—	—
	—	3,750	4/1/08	—	—	—
	11,250	3,750	4/1/07	—	—	—
	—	3,750	4/1/08	—	—	—
	—	3,750	4/1/09	—	—	—
	24,380	6,095	4/1/07	—	—	—
	—	6,095	4/1/08	—	—	—
	—	6,095	4/1/09	—	—	—
	—	6,095	4/1/10	—	—	—
	—	—	—	8,650	2,500	4/1/10
	—	—	—	—	750	4/1/07
	—	—	—	—	750	4/1/08
	—	—	—	—	750	4/1/09
	—	—	—	—	1,300	4/1/10
	—	—	—	—	1,300	4/1/11
	—	—	—	—	1,300	4/1/12
Mark B. Carbeau	26,250	8,750	10/3/07	—	—	—
	—	8,750	10/3/08	—	—	—
	—	8,750	10/3/09	—	—	—
	26,250	8,750	11/14/07	—	—	—
	—	8,750	11/14/08	—	—	—
	—	8,750	11/14/09	—	—	—
	24,380	6,095	4/1/07	—	—	—
	—	6,095	4/1/08	—	—	—
	—	6,095	4/1/09	—	—	—
	—	6,095	4/1/10	—	—	—
	30,000	7,500	11/6/07	—	—	—
	—	7,500	11/6/08	—	—	—
	—	7,500	11/6/09	—	—	—
	—	7,500	11/6/10	—	—	—
	—	—	—	19,150	3,667	10/3/07
	—	—	—	—	3,667	10/3/08
	—	—	—	—	3,666	10/3/09
	—	—	—	—	1,300	4/1/10
	—	—	—	—	1,300	4/1/11
	—	—	—	—	1,300	4/1/12
	—	—	—	—	1,417	11/6/10
	—	—	—	—	1,417	11/6/11
	—	—	—	—	1,416	11/6/12

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Options Vesting (#)	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Awards Vesting (#)	Vesting Date
Jörg W. Menten	7,500	3,750	4/1/07	—	—	—
	—	3,750	4/1/08	—	—	—
	11,250	3,750	4/1/07	—	—	—
	—	3,750	4/1/08	—	—	—
	—	3,750	4/1/09	—	—	—
	24,380	6,095	4/1/07	—	—	—
	—	6,095	4/1/08	—	—	—
	—	6,095	4/1/09	—	—	—
	—	6,095	4/1/10	—	—	—
	30,000	7,500	11/6/07	—	—	—
	—	7,500	11/6/08	—	—	—
	—	7,500	11/6/09	—	—	—
	—	7,500	11/6/10	—	—	—
	—	—	—	16,200	5,800	4/1/10
	—	—	—	—	750	4/1/07
	—	—	—	—	750	4/1/08
	—	—	—	—	750	4/1/09
	—	—	—	—	1,300	4/1/10
	—	—	—	—	1,300	4/1/11
	—	—	—	—	1,300	4/1/12
	—	—	—	—	1,417	11/6/10
	—	—	—	—	1,417	11/6/11
	—	—	—	—	1,416	11/6/12
Stephen D. Seidel	10,875	3,625	4/1/07	—	—	—
	—	3,625	4/1/08	—	—	—
	—	3,625	4/1/09	—	—	—
	9,000	3,000	10/12/07	—	—	—
	—	3,000	10/12/08	—	—	—
	—	3,000	10/12/09	—	—	—
	9,000	3,000	11/14/07	—	—	—
		3,000	11/14/08	—	—	—
		3,000	11/14/09	—	—	—
	21,940	5,485	4/1/07	—	—	—
	—	5,485	4/1/08	—	—	—
	—	5,485	4/1/09	—	—	—
	—	5,485	4/1/10	—	—	—
	30,000	7,500	11/6/07	—	—	—
	—	7,500	11/6/08	—	—	—
	—	7,500	11/6/09	—	—	—
	—	7,500	11/6/10	—	—	—
	—	—	—	19,070	2,167	4/1/07
	—	—	—	—	2,167	4/1/08
	—	—	—	—	2,166	4/1/09
	—	—	—	—	1,667	10/12/07
	—	—	—	—	1,667	10/12/08
	—	—	—	—	1,666	10/12/09
	—	—	—	—	1,107	4/1/10
	—	—	—	—	1,107	4/1/11
	—	—	—	—	1,106	4/1/12
	—	—	—	—	1,417	11/6/10
	—	—	—	—	1,417	11/6/11
	—	—	—	—	1,416	11/6/12

Option Exercises and Stock Vested in 2006

The following table provides information concerning exercises of stock options during 2006 for each of the named executive officers on an aggregated basis. The table reports the number of securities for which the options were exercised, and the aggregate dollar value realized upon exercise of options.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(3) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Catherine M. Burzik	—	—	—	—
Dennert O. Ware(1)	3,070,700	93,235,878	—	—
Martin J. Landon(2)	104,000	2,974,344	—	—
Mark B. Carbeau	—	—	—	—
Jörg W. Menten	70,000	2,038,443	—	—
Stephen D. Seidel	—	—	—	—

(1)          The number of shares acquired on exercise for Mr. Ware includes 695,320 shares withheld for minimum tax withholdings and 201,993 shares withheld for the payment of his aggregate exercise price.

(2)          The number of shares acquired on exercise for Mr. Landon includes 9,398 shares withheld for minimum tax withholdings. In addition, Mr. Landon used 5,660 shares previously held by him for payment of his aggregate exercise price.

(3)          We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the options.

2006 Nonqualified Deferred Compensation Table

Prior to January 1, 2007 KCI offered a deferred compensation plan for key management personnel. Under the plan, participants could defer eligible compensation, which consisted of salary and bonus. The participants may receive distributions in a lump sum, or over five or ten years upon retirement as defined, or at a date previously specified. Aggregate earnings of plan assets are based on interest earnings and/or capital appreciation of mutual funds individually selected by plan participants.

During 2006, management terminated the deferred compensation plan. In connection with this termination, the plan will no longer accept contributions, beginning January 1, 2007. Previously specified distributions for 2007 will be made as scheduled and all other participant accounts will be distributed in 2008.

The following table provides information with respect to our nonqualified deferred compensation. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last FYE(4) ($)
Catherine M. Burzik	—	—	—	—	—
Dennert O. Ware	—	—	—	—	—
Martin J. Landon(5)	43,731	—	4,524	36,894	106,112
Mark B. Carbeau	—	—	—	—	—
Jörg W. Menten	—	—	—	—	—
Stephen D. Seidel	—	—	—	—	—

(1)          Indicates the aggregate amount contributed to such plan by each named executive officer during 2006.

(2)          Indicates the total dollar amount of interest accrued during 2006, which we believe to be at market rates.

(3)          Reports the aggregate dollar amount of all withdrawals by and distributions to the executive during 2006.

(4)          Reports the total balance of the executive’s account as of December 31, 2006.

(5)          Mr. Landon’s 2006 contributions to the deferred compensation plan of $43,731 were included as compensation in 2005 as this amount pertains to deferral of a portion of his 2005 annual incentive bonus paid during 2006. Mr. Landon has contributed $172,550 to this plan, beginning in 1995.

Potential Payments Upon Termination or Change in Control

Each of the agreements discussed in “Executive Officer Employment Agreements” describes certain benefits available to the named executive upon termination. In addition, Mr. Landon and Mr. Seidel have executed retention agreements with KCI. The information below describes and estimates certain compensation that would become payable under existing plans and arrangements if the named executive’s employment had terminated on December 31, 2006, given the named executive’s compensation and service levels as of such date and, if applicable, based on KCI’s closing stock price on December 29, 2006 (the last NYSE trading day of 2006). These benefits are in addition to benefits available generally to salaried employees, such as distributions under KCI’s deferred contribution plans, disability benefits and accrued salary and vacation benefits. Mr. Ware is excluded from the table below as he retired during 2006, and all benefits associated with his retirement are included within the 2006 Summary Compensation Table.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts included the timing during the year of any such event, KCI’s stock price and the named executive’s age. There can be no assurance that a termination or change in control would produce the same or similar results as those described if occurring on another date or another price, or if any assumption used to prepare this information is not correct in fact.

Executive Benefits and Payments upon Termination Table

Name	Good Reason Termination ($)		Involuntary Not for Cause Termination ($)		For Cause Termination ($)	Termination Following a Change in Control ($)		Death or Disability ($)
Catherine M. Burzik
Severance	3,200,000	(1)	3,200,000	(1)	—	4,800,000	(2)	—
Accelerated Vesting of Long-Term Incentives	1,845,920	(1)	1,845,920	(1)	—	5,334,230	(2)	—
Tax Gross-Up	—		—		—	2,851,000	(4)	—
COBRA premium reimbursements(5)	17,607		17,607		—	17,607		—
Martin J. Landon
Severance	503,750	(6)	503,750	(6)	—	1,007,500	(7)	—
Accelerated Vesting of Long-Term Incentives	—		—		—	342,108	(3)	4,848,000	(8)
COBRA premium reimbursements(9)	11,738		11,738		—	17,607		—
Mark B. Carbeau
Severance	—		542,500	(10)	—	542,500	(10)	—
Accelerated Vesting of Long-Term Incentives	—		166,800		—	938,358	(3)	—
Jörg W. Menten
Severance	175,045	(11)	175,045	(11)	—	175,045	(11)	175,045	(11)
Accelerated Vesting of Long-Term Incentives	—		166,800		—	807,510	(3)	—
Stephen D. Seidel
Severance	499,100	(12)	499,100	(12)	—	998,200	(13)	—
Accelerated Vesting of Long-Term Incentives	—		166,800		—	925,879	(3)	—
COBRA premium reimbursements(14)	11,738		11,738		—	17,607		—

(1)           In the event Ms. Burzik is terminated without Cause or resigns for Good Reason not following a Change in Control, she may receive a severance payment equal to two times the sum of her annual base salary and her target bonus on the date of such termination. Additionally, Ms. Burzik’s outstanding stock options may immediately vest. Although Ms. Burzik received a bonus of $350,000 in lieu of participation in AIB in 2006, these amounts assume participation in AIB for 100% of her base salary.

(2)           In the event Ms. Burzik is terminated without Cause or resigns for Good Reason following a Change in Control, she may receive a severance payment equal to three times the sum of her annual base salary and her target bonus on the date of such termination. Upon a Change in Control, Ms. Burzik’s outstanding stock options and restricted stock immediately vest. Although Ms. Burzik received a bonus of $350,000 in lieu of participation in AIB in 2006, these amounts assume participation in AIB for 100% of her base salary.

(3)           For Messrs. Carbeau, Menten and Seidel, upon a Change in Control, outstanding stock options and restricted stock awards immediately vest and become exercisable unless assumed or an equitable substitution is made.

(4)           This amount was calculated with the following assumptions: a 20% excise tax rate, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 0% Texas state income tax rate and an AIB payment for 100% of Ms. Burzik’s salary (although Ms. Burzik received a bonus of $350,000 in lieu of participation in AIB in 2006).

(5)           This amount is based on the estimated annual cost of health care premiums to KCI, and represents the maximum potential reimbursement amount. In the event Ms. Burzik is terminated at any time other than for Cause or resigns for Good Reason, she may be reimbursed for COBRA premiums for up to a total maximum of 18 months.

(6)           In the event Mr. Landon is terminated without Cause or resigns for Good Reason, he may receive a severance payment equal to his annual base salary plus his target bonus.

(7)           In the event Mr. Landon is terminated without Cause or resigns for Good Reason within 24 months following a Change in Control, he may receive a severance payment equal to two times the sum of his annual base salary and his target bonus.

(8)           Upon death or disability, Mr. Landon’s options granted under the 1997 Management Equity plan would become fully vested.

(9)           This amount is based on the estimated annual cost of health care premiums to KCI, and represents the maximum potential reimbursement amount. In the event Mr. Landon is terminated without Cause or resigns for Good Reason, he may be reimbursed for COBRA premiums for up to 12 months following the date of such termination. In the event Mr. Landon is terminated without Cause or resigns for Good Reason within 24 months following a Change in Control, he is eligible for up to 18 months of reimbursement of COBRA premiums.

(10)     In the event Mr. Carbeau is terminated without Cause, he may receive a severance payment equal to his annual base salary and, if such termination occurs after July 1 of any year Mr. Carbeau also receives a pro-rated portion of his incentive bonus based upon length of employment in the applicable year.

(11)     In the event Mr. Menten is terminated for any reason other than malfeasance or moral turpitude, he may receive a severance payment equal to six months salary based on his annual base salary on the date of such termination. Local European regulations and practices govern the final amount of severance that will be payable to Mr. Menten upon termination. The actual severance amount could be significantly higher than six months’ salary. Mr. Menten’s employment with the Company ends on April 30, 2007.

(12)     In the event Mr. Seidel is terminated without Cause or resigns for Good Reason, he may receive a severance payment equal to his annual base salary plus his target bonus.

(13)     In the event Mr. Seidel is terminated without Cause or resigns for Good Reason within 24 months following a Change in Control, he may receive a severance payment equal to two times the sum of his annual base salary and his target bonus on the date of such termination.

(14)     This amount is based on the estimated annual cost of health care premiums to KCI, and represents the maximum potential reimbursement amount. In the event Mr. Seidel is terminated without Cause or resigns for Good Reason, he may be reimbursed for COBRA premiums for up to 12 months following the date of such termination. In the event Mr. Seidel is terminated without Cause or resigns for Good Reason within 24 months following a Change in Control, he is eligible for up to 18 months of reimbursement of COBRA premiums.

Ms. Burzik.   Under Ms. Burzik’s offer letter, in the event she leaves the employment of KCI for “Good Reason” or if she is terminated for any reason other than “Cause,” she is eligible for the following severance pay and benefits: (i) a lump sum payment equal to two times her then prevailing base salary and target bonus; (ii) reimbursement of COBRA premiums for up to a total maximum of 18 months; (iii) a pro-rated payment of her incentive bonus; and (iv) the full vesting of the stock options granted at the time of her hiring. Under Ms. Burzik’s offer letter, “Good Reason” means the occurrence of any of the following without her prior written consent: (i) a material reduction of her authorities, duties, or responsibilities as an executive officer or director of KCI; provided, however, that following a change in control, it shall be considered Good Reason if she determines, in good faith, that she cannot continue her duties as Chief Executive Officer of KCI; (ii) KCI’s requiring her to be based at a location in excess of fifty miles from KCI’s headquarters in San Antonio; (iii) a material reduction of her base salary or target bonus percentage as in effect from time to time; (iv) the failure of KCI to obtain a satisfactory agreement from any successor company to assume and agree to perform KCI’s obligations under her offer letter and deliver a copy thereof to her; or (v) the failure of the Board to nominate or re-nominate her to serve on the Board. “Cause” is defined in Ms. Burzik’s offer letter as conduct involving one or more of the following: (i) the substantial and continuing failure to render services to KCI or any subsidiary or affiliate, provided that KCI or any subsidiary or affiliate provides her with adequate notice of such failure and, if such failure is capable of cure, she fails to cure such failure within 30 days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) an indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement; (iv) the commission of a felony; or (v) a material breach of the terms of an agreement between her, on the one hand, and KCI or any subsidiary or affiliate on the other hand or a material breach of any material company policy.

Ms. Burzik may also receive compensation equal to three times her then-prevailing base salary and target bonus in the event her employment is terminated at or after a Change in Control (as defined in the 2004 Equity Plan). If any lump sum payment to Ms Burzik would individually or together with any other amounts paid or payable constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder, the amounts to be paid may be increased so that Ms. Burzik would receive the amount of compensation provided in her contract after payment of the tax imposed by Section 280G. In addition, in the event of a change in control, all the restricted stock and stock options granted in her offer letter will immediately vest.

If any payment, distribution or other benefit to Ms. Burzik, arising in connection with the terms and conditions of her offer letter would be subject to any tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then KCI will pay Ms. Burzik an additional payment in an amount (“Gross-Up Payment”) such that, after payment by Ms. Burzik of all income and other taxes imposed on the Gross-Up Payment, she retains an amount of the Gross-Up Payment sufficient to pay the excise tax imposed on the payment.

Mr. Ware.   Mr. Ware’s offer letter entitled him to severance pay of one year’s salary in the event he left the employment of KCI for a reason other than an act of malfeasance or moral turpitude. Mr. Ware received a severance payment of $680,000, his 2006 base salary, upon his retirement from KCI.

Mr. Landon.   If Mr. Landon is terminated without Cause or resigns for Good Reason, both terms as defined in his retention agreement, then he is eligible for a severance payment in the amount of his annual base salary and annual target bonus, and reimbursement of COBRA premiums for up to 12 months following the date of such termination. Alternatively, if Mr. Landon is terminated without Cause or he resigns for Good Reason within 24 months following a Change in Control (as defined therein), he is eligible for a severance payment amount of two times the sum of his base salary and annual target bonus, and reimbursement of COBRA premiums for up to 18 months.

Mr. Carbeau.   Mr. Carbeau’s offer letter provides that in the event his employment is terminated for a reason other than Cause, as defined, he is eligible for severance pay equal to one year’s base salary and, provided the termination occurs after July 1 in the applicable calendar year, a pro-rated amount of his incentive bonus.

Mr. Menten.   Under Mr. Menten’s employment contract, he is eligible for a minimum severance equal to six months’ salary in the event of his termination of employment by KCI Europe Holdings B.V. for a reason other than an act of malfeasance or moral turpitude. Local European regulations and practices govern the final amount of severance that will be payable to Mr. Menten upon termination. The actual severance amount could be significantly higher than six months’ salary. Mr. Menten’s employment with the Company ends on April 30, 2007.

Mr. Seidel.   If Mr. Seidel is terminated without Cause or resigns for Good Reason, both terms as defined in his retention agreement, then he is eligible for a severance payment in the amount of his annual base salary and annual target bonus, and reimbursement of COBRA premiums for up to 12 months following the date of such termination. Alternatively, if Mr. Seidel is terminated without Cause or he resigns for Good Reason within 24 months following a Change in Control (as defined therein), he is eligible for a severance payment amount of two times the sum of his base salary and annual target bonus, and reimbursement of COBRA premiums for up to 18 months.

2006 Director Compensation Table

The following table provides information concerning the compensation of the Board of Directors for 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ronald W. Dollens	85,500	57,599	57,409	—	—	—	200,508
James R. Leininger, M.D.(2)	48,500	61,020	58,949	—	—	96,766	265,235
John P. Byrnes	77,000	57,599	57,409	—	—	—	192,008
Woodrin Grossman	91,667	39,213	38,559	—	—	—	169,439
Harry R. Jacobson, M.D.	63,500	57,599	57,409	—	—	—	178,508
N. Colin Lind	54,500	61,020	58,949	—	—	—	174,469
David J. Simpson	50,500	59,150	58,355	—	—	—	168,005
C. Thomas Smith	90,000	57,599	57,409	—	—	—	205,008
Donald E. Steen	76,000	57,599	57,409	—	—	—	191,008

(1)          The columns “Stock Awards” and “Option Awards” indicate the amount of compensation cost recognized by KCI in fiscal 2006 for awards of restricted stock or options, as described in SFAS 123(R). For a discussion of valuation assumptions, please see Note 1(p) to the 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)          All Other Compensation for Dr. Leininger consists of $96,766 of costs incurred by KCI on behalf of Dr. Leininger associated with office facilities and administrative assistance at our corporate headquarters in San Antonio, Texas.

Director Compensation

KCI uses a combination of cash and equity-based incentives to attract and retain qualified candidates to serve on the Board of Directors. Total compensation is determined by the Board of Directors, based upon market analyses obtained by the Board of Directors from the compensation consultant.

In November 2006, the Board of Directors revised KCI's director compensation policy, effective January 1, 2007.  The following table provides information regarding the annual cash compensation to each outside director in 2006 and 2007 pursuant to the KCI director compensation policy:

Director Cash Compensation	2006	2007
Annual cash retainer	$25,000	$35,000
Additional retainer for Chairperson of the Board	$10,000	$35,000
Additional retainer for Chairperson of the Audit and Compliance Committee	$10,000	$20,000
Additional retainer for Chairperson of the Compensation Committee	$5,000	$20,000
Additional retainer for the Chairperson of all other committees	$5,000	$10,000
Meeting fee (for each quarterly meeting attended)	$2,500	$2,500
Meeting fee (for each non-quarterly Board or committee meeting attended)	$1,500	$1,500

In addition, the 2006 director compensation policy provided for each outside director to also receive a stock option grant for the purchase of 4,500 shares of KCI common stock with an exercise price equal to the fair market value of common stock on the date of grant, and a restricted stock grant of 1,600 shares.  During 2006, aggregate stock options and restricted stock granted to outside directors totaled 40,500 shares and 14,400 shares, respectively.

The 2007 director compensation policy provides for each outside director to receive an annual grant of stock options with a Black-Scholes calculated value equal to $90,000, or $180,000 for the Chairperson of the Board.  In addition, each outside director will also receive an annual grant of restricted stock approximately equal in value to $90,000 as of the date of grant, or $180,000 for the Chairperson of the Board.

KCI also bears the expense of office facilities and administrative assistance at our corporate headquarters in San Antonio, Texas for Dr. James R. Leininger, founder of KCI and Chairman Emeritus of the Board of Directors. The total amount of expenses borne by KCI in this regard for 2006 was $96,766. This amount is included within All Other Compensation within the 2006 Director Compensation Table.

The 2003 Non-Employee Directors Stock Plan (the “Directors Stock Plan”) became effective on May 28, 2003, and was amended and restated on November 9, 2004, November 15, 2005, and November 28, 2006. The exercise price of options granted under this plan is equal to the closing price of our common stock on the date that such option is granted. The options granted will vest and become exercisable incrementally over a period of three years. The right to exercise an option terminates seven years after the grant date, unless sooner as provided for in the Directors Stock Plan.

Supplemental Schedule of Equity Awards Outstanding for Directors at Year End 2006

Name	Stock Options— Number of Securities Underlying Unexercised Options (#)	Stock Awards— Number of Shares of Stock That Have Not Vested (#)
Ronald W. Dollens(1)	86,676	3,409
James R. Leininger, M.D.(2)	12,750	3,409
John P. Byrnes(3)	14,809	3,409
Woodrin Grossman(4)	9,500	3,600
Harry R. Jacobson, M.D.(5)	14,809	3,409
N. Colin Lind(6)	12,750	3,409
David J. Simpson(7)	14,809	3,409
C. Thomas Smith(8)	14,809	3,409
Donald E. Steen(9)	14,809	3,409

(1)          As of December 31, 2006, Mr. Dollens held 80,407 vested and 6,269 unvested stock options.

(2)          As of December 31, 2006, Dr. Leininger held 6,481 vested and 6,269 unvested stock options.

(3)          As of December 31, 2006, Mr. Byrnes held 8,540 vested and 6,269 unvested stock options.

(4)          As of December 31, 2006, Mr. Grossman held 2,417 vested and 7,083 unvested stock options.

(5)          As of December 31, 2006, Dr. Jacobson held 8,540 vested and 6,269 unvested stock options.

(6)          As of December 31, 2006, Mr. Lind held 6,481 vested and 6,269 unvested stock options.

(7)          As of December 31, 2006, Mr. Simpson held 8,540 vested and 6,269 unvested stock options.

(8)          As of December 31, 2006, Mr. Smith held 8,540 vested and 6,269 unvested stock options.

(9)          As of December 31, 2006, Mr. Steen held 8,540 vested and 6,269 unvested stock options.

Indemnification of Directors and Officers and Limitation of Liability

The Texas Business Corporation Act, or TBCA, permits us to indemnify, advance expenses to, and purchase and maintain insurance on behalf of, directors and officers, among others. Our Certificate of Incorporation and By-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the TBCA, including circumstances in which indemnification is otherwise discretionary.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2006 were Ronald W. Dollens, N. Colin Lind and C. Thomas Smith. None of the members of the Compensation Committee during fiscal 2006 was an officer or employee of KCI or any of its subsidiaries, or was formerly an officer of KCI or any of its subsidiaries.

Mr. Lind is affiliated with Blum Capital Partners, L.P., which together with its affiliates, hold greater than 5% of our outstanding common stock. Mr. Lind also owns a minority interest in Blum Capital Partners, L.P. In January 2005, the shareholder agreement among KCI and various shareholders, including Blum Capital Partners, L.P. and its related parties, was amended and restated. Under the amended shareholder agreement, we are required to file a shelf registration statement permitting the continuous resale of securities from time to time. We are also required to indemnify them for designated liability under the securities laws.

The material in the following report is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference into any filing of KCI under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit and Compliance Committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors. It meets with management and our independent auditors throughout the year and reports the results of its activities to the Board of Directors. In accordance with its responsibilities set forth in the committee charter, the Audit and Compliance Committee has done the following:

Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with management;

Discussed with Ernst & Young LLP, the independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended; and

Received written disclosure and the letter regarding independence from Ernst & Young LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP its independence.

Based on the foregoing, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by The Audit and Compliance Committee of the Board of Directors:

Woodrin Grossman, Chairman
John P. Byrnes
Harry R. Jacobson, M.D.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

The aggregate fees billed by Ernst & Young LLP, our independent auditors, for professional services rendered for the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K, audits of internal controls, the reviews of the consolidated financial reports included in our Quarterly Reports on Form 10-Q and statutory audits, in each case, for the years ended December 31, 2006 and 2005 amounted to approximately $1.7 million and $1.6 million, respectively.

Audit Related Fees

The aggregate fees billed by Ernst & Young LLP for assurance and other services reasonably related to the performance of the audit or review of our financial statements (other than those described above under “Audit Fees”) for the year ended December 31, 2005 amounted to approximately $50,000. Such services consisted of consultation regarding accounting matters. No audit related fees were billed for the year ended December 31, 2006.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2006 and 2005 amounted to approximately $510,000 and $630,000, respectively. Such services consisted of tax planning, transaction support and compliance.

All Other Fees

The aggregate fees billed by Ernst & Young LLP for services other than those described above under “Audit Fees,” “Audit Related Fees” and “Tax Fees” for each of the years ended December 31, 2006 and 2005 amounted to approximately $2,000. Such services consisted of online research support.

Audit and Compliance Committee Pre-Approval Policies and Procedures

The Audit and Compliance Committee polices and procedures for pre-approving all audit and non-audit services provided by our independent auditors require that all engagements for services by Ernst & Young LLP or other independent auditors be subject to prior approval by the Audit and Compliance Committee. For audit services, the auditor must provide the Audit and Compliance Committee with an audit plan, no later than May 31 of each year, which outlines the scope of the audit services proposed to be performed during the fiscal year, along with a fee estimate. If approved by the Audit and Compliance Committee, the audit plan is formally accepted by the Audit and Compliance Committee at a regularly scheduled meeting. For non-audit services, our management must submit to the Audit and Compliance Committee for approval, no later than May 31 of each year, the list of non-audit services that it recommends the auditor be engaged to provide that year, along with a fee estimate for the services. The Audit and Compliance Committee will review, and at its sole discretion, approve, a list of services along with fees for such services. The Audit and Compliance Committee is to be informed routinely by management and the auditor as to the non-audit services actually provided by the auditor pursuant to the pre approval process.

Additionally, the Audit and Compliance Committee has delegated to its Chairman the authority to amend or modify the list of approved, permissible, non audit services and fees for which estimated fees do not exceed $50,000. The Chairman will report any such action taken to the Audit and Compliance Committee at its next meeting.

All services provided by Ernst & Young LLP and the related fees set forth above were unanimously approved by the Audit and Compliance Committee in accordance with the pre-approval procedures described above, and were deemed not incompatible with maintaining Ernst & Young’s independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval and Ratification of Transactions with Related Persons

KCI’s Codes of Conduct provide the company’s written policies and procedures for the review of any activities by a director, executive officer or employee or members of their immediate families that create or appear to create an actual or potential conflict of interest.

•        The KCI Officers’ and Employees’ Corporate Code of Conduct and Ethics requires all KCI employees and officers to make full disclosure of all facts and circumstances to the Corporate Secretary, who must disclose such facts and circumstances to the Audit and Compliance Committee, before engaging in any such conduct.

•        The KCI Code of Ethics for Chief Executive and Senior Financial Officers requires the Chief Executive Officer and certain other executives to seek the prior written approval of the Chairman of the Audit and Compliance Committee, with a full disclosure of all facts and circumstances made to the Chairman.

•        The KCI Directors’ Code of Business Conduct and Ethics requires any director who is aware of an actual or potential conflict of interest to disclose the existence and nature of the actual or potential conflict of interest, and all material facts known to him or her regarding such, to the Chairman of the Audit and Compliance Committee.

Information about KCI’s Codes of Conduct, independent directors, independence criteria and other corporate governance matters is available in this proxy statement under the heading “Corporate Governance and Board of Directors Matters,” above.

Related Transactions

Dr. Leininger, Blum Capital Partners, L.P., each together with their respective affiliates, own greater than 5% of our outstanding common stock as of April 15, 2007. Blum Capital Partners, L.P. and its related parties are affiliated with Colin Lind, a current KCI director. Mr. Lind also owns a minority interest in Blum Capital Partners and certain affiliated funds. Dr. Leininger is a current director of KCI and Chairman Emeritus of the Board of Directors. KCI provides Dr. Leininger with office space and administrative assistance at its corporate headquarters.

The shareholder agreement among KCI, Blum Capital Partners, L.P., Dr. Leininger, their respective related parties, and certain other parties, was amended and restated in January 2005. Under the amended shareholder agreement, we are required to file a shelf registration statement permitting the continuous resale of securities from time to time upon written request. We are also required to indemnify them for designated liability under the securities laws.

A member of our Board of Directors, David J. Simpson, is an officer of Stryker Corporation, with which we conduct business on a limited basis. During fiscal 2006, we purchased approximately $4.3 million in hospital bed frames from Stryker. The transactions between KCI and Stryker are not material to either party. Moreover, our relationship with Stryker predates Mr. Simpson’s election to our Board. We have had a business relationship with Stryker since 1994 and Mr. Simpson joined our Board of Directors in 2003.

A member of our Board of Directors, Harry R. Jacobson, M.D., is the Vice Chancellor for Health Affairs of Vanderbilt University, with which we conduct business on a limited basis. During fiscal 2006, we recorded revenue of approximately $1.1 million for V.A.C. products and therapeutic surfaces billed to Vanderbilt University.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to multiple shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process of “householding” potentially provides extra convenience for shareholders and cost savings for companies. KCI and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to American Stock Transfer and Trust Company at 59 Maiden Lane, New York, NY 10038, or by calling 1-800-937-5449.

By Order of the Board of Directors

Stephen D. Seidel
Senior Vice President, General Counsel and Secretary
April 27, 2007

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 has been included within the package of materials sent to you.

ANNUAL MEETING OF SHAREHOLDERS OF

KINETIC CONCEPTS, INC.

May 22, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible

| please detach along perforated line and mail in the envelope provided |

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect (i) one director to serve as a Class A Director until the 2008 Annual Meeting of Shareholders, and (ii) four directors to serve as Class C Directors until the 2010 Annual Meeting of Shareholders, or until their respective successors are duly elected and qualified.			2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ( ) David J. Simpson ( ) Catherine M. Burzik ( ) Ronald W. Dollens ( ) John P. Byrnes ( ) Harry R. Jacobson, M.D.	Class A Class C Class C Class C Class C	3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

This Proxy when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted “FOR” the election of directors listed at left and “FOR” the ratification of the appointment of auditors.

				WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Signature of Shareholder	Date:		Signature of Shareholder	Date:

Note:                    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

KINETIC CONCEPTS, INC.

PROXY

Annual Meeting of Shareholders, May 22, 2007

This Proxy is Solicited on Behalf of the Board of Directors of
Kinetic Concepts, Inc.

The undersigned shareholder of Kinetic Concepts, Inc., a Texas corporation (the “Company”), hereby appoints Catherine M. Burzik and Stephen D. Seidel, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the San Antonio Marriott Hotel Northwest, 3233 N.W. Loop 410, San Antonio, Texas 78213 on Tuesday, May 22, 2007 at 8:30 a.m. Central Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side. The undersigned hereby revokes all previous proxies and acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held on May 22, 2007 and the Proxy Statement.

(Continued and to be signed on the reverse side)